UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934
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Sun Communities, Inc.
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

You are cordially invited to attend the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Sun Communities, Inc. The Annual Meeting will be held on Thursday, May 17, 2018, at 11:00 a.m., local time at 27777 Franklin Road, Suite 100, Southfield, MI 48034. At the Annual Meeting, common stockholders of record at the close of business on March 12, 2018 (the “Record Date”) will be asked to:

1.	Elect seven directors to serve until our 2019 annual meeting of stockholders or until their successors shall have been duly elected and qualified;

2.	Ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for 2018;

3.	Conduct a non-binding advisory vote on executive compensation;

4.	Approve the First Amendment to Sun Communities, Inc. First Amended and Restated 2004 Non-Employee Director Option Plan to increase the number of authorized shares under the plan; and

5.	Consider any other business properly brought before the Annual Meeting.
The attached Proxy Statement contains details of the proposals to be voted on at the Annual Meeting. We encourage you to read the Proxy Statement carefully.
Only common stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting or any adjournments.
Your vote is important to us. Please vote as promptly as possible by using the internet, telephone or by signing, dating and returning the proxy card mailed to those who receive paper copies of this Proxy Statement.
IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 2018.
This Proxy Statement and our Annual Report to stockholders are available at www.proxyvote.com.

By Order of the Board of Directors
March 29, 2018	/s/ Karen J. Dearing
Secretary

PROXY SUMMARY

Sun Communities, Inc., a Maryland corporation, and all wholly-owned or majority-owned and controlled subsidiaries, including Sun Communities Operating Limited Partnership, a Michigan limited partnership (the “Operating Partnership”) and Sun Home Services, Inc., a Michigan corporation (“SHS”) are referred to herein as the “Company,” “us,” “we,” and “our”. We are a self-administered and self-managed real estate investment trust (“REIT”).

This summary highlights information contained elsewhere in the proxy statement. This summary provides an overview and is not intended to contain all the information that you should consider in advance of the meeting and we encourage you to read the entire proxy statement before voting.

Key Highlights

Our executive team's strategic planning, leadership, execution and dedication to the Company has resulted in significant growth of the portfolio, which has produced strong earnings and operational performance and resulted in industry leading total shareholder return ("TSR"). During 2017, we continued our 10-year trend of outperforming many of the leading real estate and market indices.

#1
in 10-year TSR ranking among REITs[1]

24.9%
1-year TSR
vs.
5.1%
1-year TSR
MSCI US REIT Index (RMS)[2]

97th percentile
5-year TSR among MSCI US REIT Index (RMS)[2]

$982.6M
Total revenues for 2017 (an increase of 17.9% from 2016)

10%
Increase in Core FFO per diluted share and OP unit over 2016

6.9%
Same Community NOI growth
vs.
3.6% REIT average[3]

2,406
Revenue producing sites gained in 2017, a Company record

6.3x
Net debt leverage ratio at December 31, 2017 (a reduction from 7.5x at year-end 2016)

(1) Source: KeyBanc "The Leaderboard" publication.
(2) Source: S&P Global as of December 31, 2017.
(3) Source: Citi Investment Research, December 2017.

We continued to actively pursue attractive acquisition opportunities in the manufactured housing ("MH") and recreational vehicle ("RV") property portfolios, covering both age-restricted and all age communities. During 2017, we completed the acquisition of nine communities for total consideration of approximately $145.0 million. These transactions complement our footprint and created additional value for our stockholders.

We also continued to focus strategically on constructing an operating platform that delivers compelling TSR results as well as future sustainable growth. We had total revenues for 2017 of $982.6 million, an increase of 17.9 percent over 2016. We utilize core funds from operations ("Core FFO"), Same Community net operating income ("NOI"), and recurring earnings before interest, taxes, depreciation and amortization ("Recurring EBITDA") as supplemental measures of performance. These measures are further

                    i

defined and reconciled to the most directly comparable measures under U.S. generally accepted accounting principles ("GAAP") in Non-GAAP Financial Measures as described in detail beginning on page 39. Core FFO for 2017 was $4.17 per diluted share and operating partnership unit representing an ownership interest in the Operating Partnership ("OP unit"), which was an increase of 10.0 percent over 2016. We achieved Same Community NOI growth of 6.9 percent and occupancy of 97.3 percent, which excluded approximately 1,800 recently completed but vacant expansion sites. We delivered over 2,100 expansion sites in 26 of our communities, which creates the opportunity for long-term growth. We closed an underwritten registered public offering for net proceeds of over $400.0 million.

Director Nominees

Additional details about each of the director nominees can be found below.

Name	Meghan G. Baivier	Stephanie W. Bergeron	Brian M. Hermelin	Ronald A. Klein	Clunet R. Lewis	Gary A. Shiffman	Arthur A. Weiss
Independent Director	☑	☑	☑	☑	☑
Age	38	64	52	60	71	63	69
Director Since	2017	2007	2014	2015	1993	1993	1996
Audit Committee	☑	☑	☑		Chair
Compensation Committee			Chair	☑	☑
NCG Committee		☑		Chair	☑
Executive Committee				☑		☑	☑
MH Finance Committee				Chair			☑

Our directors provide a variety and depth of knowledge, judgment and experience necessary to provide effective oversight and vision. We continue to refine our board of directors ("Board") composition to align our strategies and ensure a robust and diverse set of skills and experiences among Board members. Our current director diversity and experience, and change in director tenure in recent years, are shown below:

Director Tenure	2013	2017
10 or more years	71%	57%
0-9 years	29%	43%

Stockholder Rights

Our Board recently:

◦	Amended our bylaws to permit stockholders, in addition to the Board, to amend the bylaws by the affirmative vote of a majority of all the votes entitled to be cast on the matter; and

◦	Terminated our stockholder rights agreement, or "poison pill."

The Company is incorporated in Maryland. Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, or engage in a share exchange or consolidation unless advised by the board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter, is set forth in the corporation’s charter. Our charter does not provide for a lesser percentage in such situations.

Compensation

Philosophy and Objectives

Our executive officer compensation program supports our commitment to provide superior stockholder value. This program is designed to:

◦	attract, retain and reward executives who have the motivation, experience and skills necessary to lead us effectively and encourage them to make career commitments to us;

◦	base executive compensation levels on our overall financial and operational performance and the individual contribution of an executive officer to our success;

◦	create a link between the performance of our stock and executive compensation; and

◦	position executive compensation levels to be competitive with other similarly situated public companies including the real estate industry.

Refer to the Compensation Discussion and Analysis section below for additional information regarding determinative factors for our executive officer compensation program.

Compensation Highlights

What We Do
☑	Pay for performance
☑	Double trigger change in control agreements
☑	Maintain a clawback policy
☑	Stock ownership guidelines for our executives (6x multiple of salary for CEO)
☑	Retain an independent compensation consultant

What We Don't Do
☒	Allow hedging of stock by directors or executive officers
☒	Excise tax gross-ups

2017 Executive Compensation Summary

Executive Officer	Salary	Non-equity Incentive	Stock Awards	All Other Compensation	2017 Total
Gary A. Shiffman	$691,837	$1,037,756	$11,895,000	$5,720	$13,630,313

John B. McLaren	$525,000	$787,500	$1,982,500	$876	$3,295,876

Karen J. Dearing	$425,000	$637,500	$1,982,500	$1,337	$3,046,337

Jonathan M. Colman	$75,000	$375,236	$—	$392	$450,628

For detailed information regarding 2017 executive compensation, refer to the Summary Compensation Table section further below.

Recent Compensation Decisions

Our Compensation Committee recently made changes to our executive officer compensation program based on emerging market practices and to further emphasize stockholder alignment. Refer to Compensation Discussion and Analysis further below for details regarding compensation plan updates.

Executive officer base salaries will remain the same for the third year in a row.
Annual incentive awards will be measured with an increased emphasis on specific quantifiable goals and reduced weighting of the individual and discretionary components.
The long-term incentive award program will no longer include performance goals that overlap with the annual incentive award program and will solely measure performance based on relative TSR over a multi-year period (with an absolute TSR modifier).

Our Chief Executive Officer was granted 33 percent fewer shares of restricted stock in 2018 as compared to 2017.

Voting

:	)	*
Internet	Phone	Mail	In Person
Visit www.proxyvote.com. You will need the 16 digit number included on your proxy card, voter instruction form or notice.	Call (800) 690-6903. You will need the 16 digit number included on your proxy card, voter instruction form or notice.	Send your completed and signed proxy card or voter instruction form to the address on your proxy card or voter instruction form.	If you plan to attend the meeting, you will need to bring a picture ID and proof of ownership of Sun Communities, Inc. stock as of the record date.

Voting Recommendations

Proposal	Description	Board Recommendation	Page
1	Election of seven directors	C	15
2	Ratification of selection Grant Thornton LLP	C	18
3	Non-binding advisory vote on executive compensation	C	49
4	Approval of the First Amendment to Sun Communities, Inc. First Amended and Restated 2004 Non-Employee Director Option Plan	C	50

                    v

SUN COMMUNITIES, INC.
PROXY STATEMENT

INTRODUCTION

This Proxy Statement contains information related to the 2018 Annual Meeting of Stockholders (the "Annual Meeting") of Sun Communities, Inc. (the "Company"), which will be held on Thursday, May 17, 2018, at 11:00 a.m. local time at 27777 Franklin Road, Suite 100, Southfield, MI 48034. On or about March 29, 2018, we began mailing a notice containing instructions on how to access these proxy materials to all stockholders of record at the close of business on March 12, 2018 (the "Record Date").

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the Purpose of the Annual Meeting?

At the Annual Meeting, stockholders will vote on the following proposals (the “Proposals”):

•	Proposal No. 1 — Elect seven directors to serve until our 2019 annual meeting of stockholders or until their successors shall have been duly elected and qualified;
•	Proposal No. 2 — Ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for 2018;
•	Proposal No. 3 — Non-binding advisory vote on executive compensation; and
•
Proposal No. 4— Approval of First Amendment to Sun Communities, Inc. First Amended and Restated 2004 Non-Employee Director Option Plan to increase the number of shares authorized under the Plan (the "Option Plan Amendment").

In addition, stockholders shall consider any other business properly brought before the Annual Meeting.

We have sent these proxy materials to you because our Board of Directors (the "Board of Directors" or "Board") is requesting that you allow your shares of our common stock to be represented at the Annual Meeting by the proxies named in the enclosed proxy card. This Proxy Statement contains information that we are required to provide you under the rules of the Securities and Exchange Commission ("SEC") and that is designed to assist you in voting your shares of common stock.

Who is Entitled to Vote?

You will be entitled to vote your shares of common stock on the Proposals if you held your shares of common stock at the close of business on the Record Date. As of the Record Date, a total of 79,888,817 shares of common stock were outstanding and entitled to vote held by 204 holders of record. Shares cannot be voted at the Annual Meeting unless the holder is present in person or represented by proxy. Each share of common stock entitles its holder to cast one vote for each matter to be voted upon.

What is Required to Hold the Annual Meeting?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding and entitled to vote on the Record Date will constitute a quorum permitting business to be conducted at the Annual Meeting. If you have returned valid proxy instructions or you attend the Annual Meeting and vote in person, your shares of common stock will be counted for purposes of determining whether there is a quorum, even if you abstain from voting on any or all matters introduced at the Annual Meeting. If there is not a quorum at the Annual Meeting, the stockholders entitled to vote at the Annual Meeting, whether present in person or represented by proxy, will only have the power to adjourn the Annual Meeting until such time as there is a quorum. The Annual Meeting may be reconvened without notice to the stockholders, other than an announcement at the prior adjournment of the Annual Meeting, within 120 days after the Record Date, and a quorum must be present at such reconvened Annual Meeting.

How do I Vote?

Your vote is important. Stockholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card.

•	To vote by Internet, go to www.proxyvote.com and follow the instructions there. You will need the 16 digit number included on your proxy card, voter instruction form or notice.

•
To vote by telephone, stockholders should dial the phone number listed on their voter instruction form and follow the instructions. You will need the 16 digit number included on the voter instruction form or notice.

•	If you received a notice and wish to vote by traditional proxy card, you can receive a full set of materials at no charge through one of the following methods:

(i)    by internet: www.proxyvote.com;

(ii)    by phone: (800) 579-1639; or

(iii)	by email: sendmaterial@proxyvote.com (your email should contain the 16 digit number in the subject line included on the voter instruction form or notice).

The deadline for voting by phone or electronically is 11:59 p.m., Eastern Time, on May 16, 2018; provided that participants in the Sun Communities, Inc. 401(k) plan must vote by phone or electronically no later than 11:59 p.m., Eastern Time, on May 14, 2018.

If you complete your proxy via the internet, telephone or properly sign and return you proxy card, your shares will be voted as you direct. You may specify whether your shares should be voted: (1) for all, some or none of the nominees for director, (2) for or against Proposal No. 2, (3) for or against Proposal No. 3, and (4) for or against Proposal No. 4.

We encourage you to provide voting instructions to your brokerage firm by returning a completed proxy. This ensures your shares will be voted at the Annual Meeting according to your instructions. You should receive directions from your brokerage firm about how to submit your proxy to them at the time you receive notice of this Proxy Statement.

Can I Change or Revoke My Proxy?

Yes, you may change your proxy at any time before the Annual Meeting by timely delivery of a properly executed, later-dated proxy or by voting in person at the Annual Meeting. You may also revoke your proxy by filing with our Secretary, any time prior to the time set for commencement of the Annual Meeting, a written notice of revocation bearing a later date than the proxy. However, attendance (without further action) at the Annual Meeting will not by itself constitute revocation or change of a previously granted proxy.

What are the Board’s Recommendations?

If no instructions are indicated on your valid proxy, the representatives holding your proxy will vote in accordance with the recommendations of the Board. The Board unanimously recommends a vote:

•	FOR the election of each of the nominees for director;
•	FOR the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for 2018;
•	FOR the non-binding approval of the executive compensation as disclosed in this Proxy Statement; and
•	FOR the approval of the Option Plan Amendment.

With respect to any other matter that properly comes before the Annual Meeting or any adjournment or postponement thereof, the representatives holding proxies will vote in their own discretion.

How Can I Receive a Proxy Statement and Annual Report?

Our Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on February 22, 2018, is available electronically via the Internet at www.proxyvote.com. In addition, we will provide without charge to each person to whom this Proxy Statement is delivered, upon written or verbal request, a copy of this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2017, which contains our audited financial statements.  Written or telephone requests should be directed to us at 27777 Franklin Road, Suite 200, Southfield, Michigan 48034.  Our telephone number is (248) 208-2500.

If you received a notice and wish to vote by traditional proxy card, you can receive a full set of materials at no charge through one of the following methods:

(i)    by internet: www.proxyvote.com;

(ii)    by phone: (800) 579-1639; or

(iii)	by email: sendmaterial@proxyvote.com (your email should contain the 16 digit number in the subject line included on the voter instruction form or notice).

What Vote is Needed to Approve Each Proposal?

Following are the votes needed in order for each Proposal to be approved at the Annual Meeting. For all Proposals a quorum must be present at the Annual Meeting.

Proposal No. 1:    The affirmative vote by a majority of all the votes cast in person or by proxy at the Annual Meeting is necessary for the election of seven directors to serve until our 2019 annual meeting of stockholders, or until their successors shall have been duly elected and qualified.

Proposal No. 2:    The affirmative vote by a majority of all the votes cast in person or by proxy at the Annual Meeting is required for the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for 2018.

Proposal No. 3:    The affirmative vote by a majority of all the votes cast in person or by proxy at the Annual Meeting is required for the non-binding approval of the executive compensation of our named executive officers as disclosed in this Proxy Statement.

Proposal No. 4:    The affirmative vote by a majority of all the votes cast in person or by proxy at the Annual Meeting is required for the approval of the Option Plan Amendment.

We will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions do not constitute a vote "for" or "against" any matter being voted on at the Annual Meeting and will not be counted as "votes cast." Therefore, abstentions will have no effect on any of the proposals. Broker "non-votes," or proxies from brokers or nominees indicating that such broker or nominee has not received instructions from the beneficial owner or other entity entitled to vote such shares on a particular matter with respect to which such broker or nominee does not have discretionary voting power, will be treated in the same manner as abstentions for purposes of the Annual Meeting. If you are a beneficial owner whose shares of common stock are held of record by a broker, your broker has discretionary voting authority under New York Stock Exchange ("NYSE") rules to vote your shares on Proposal No. 2 even if the broker does not receive voting instructions from you. However, under NYSE rules, your broker does not have discretionary authority to vote on any of the other proposals without instructions from you, in which case a broker "non-vote" will occur and your shares of common stock will not be voted on these matters.

How is My Vote Counted?

If the proxy in the form enclosed is duly executed, dated and returned, and it has not been revoked in accordance with the instructions enclosed, the shares of common stock represented by the proxy will be voted by Gary A. Shiffman and Karen J. Dearing, the Board’s proxy agents for the Annual Meeting, in the manner specified in the proxy. If no specification is made, the common stock will be voted “for” the election of the seven nominees for the Board, “for” the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for 2018, “for” the executive compensation as disclosed in this Proxy Statement, and “for” the Option Plan Amendment, and at the discretion of Gary A. Shiffman and Karen J. Dearing, the Board’s designated representatives for the Annual Meeting, with respect to such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting. It is not anticipated that any matters other than those set forth in this Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders. In addition, no stockholder proposals or nominations were received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.

Who is Soliciting My Proxy?

This solicitation of proxies is made by and on behalf of our Board. Proxies may be solicited by personal interview, telephone, facsimile or email or by our directors, officers and employees. Arrangements may also be made with brokerage houses or other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of common stock held of record by such persons, and we may reimburse them for reasonable out-of-pocket expenses incurred in forwarding the material.

We have engaged Alliance Advisors LLC as proxy solicitors and we anticipate fees and expenses will not exceed $20,000. The costs of all proxy solicitation will be borne by us. Alliance Advisors LLC will assist us with voting research, investor outreach and securing votes.

Our principal executive offices are located at 27777 Franklin Road, Suite 200, Southfield, Michigan 48034.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors and Committees

Under our charter, each of our directors' serves for a one-year term or until his or her successor is duly elected and qualified. Our current directors are Meghan G. Baivier, Stephanie W. Bergeron, Brian M. Hermelin, Ronald A. Klein, Clunet R. Lewis, Gary A. Shiffman and Arthur A. Weiss.

The Board meets quarterly, or more often as necessary. The Board met six times during 2017 and took various actions pursuant to resolutions adopted by unanimous written consent. All directors attended at least 75% of the meetings of the Board and each committee on which they served. All of our then-serving board members attended the 2017 annual meeting of our stockholders.

The Board oversees and implements its risk management function several different ways. Specifically, the Audit Committee directs our risk assessment and enterprise risk management ("ERM") policies with the Chief Financial Officer and other senior accounting staff, our internal auditor and our independent accountants in conjunction with its review of our financial statements. Annually, our senior management and executive management teams identify, consolidate and prioritize risks facing the Company. Risk mitigation activities to prevent, mitigate and monitor key risks are formalized and response activities are planned or being planned in the event a risk event does occur. Key risks analyzed include macroeconomic (e.g., economic conditions or access to capital markets) issues, strategic (e.g., acquisitions or regulatory changes) issues and operational (e.g., succession planning, privacy/identity management) issues. In 2017, we facilitated a workshop with a leading ERM consultant and senior management on integrating risk management activities with core management processes. The Company's ERM committee presents semi-annually to the full Board, who take an active role in risk oversight. From time to time, the Audit Committee discusses with senior management the Company's risk appetite and strategies, risk culture, and risk-related business processes.

In addition, the Board discusses the general risks facing us, the risk factors disclosed in our annual and period reports and our risk management policies with our executive management team from time to time throughout the year. In the event that a specific risk is identified, the Board or the Audit Committee directs management to assess, evaluate and provide remedial recommendations to the Board or the Audit Committee. These efforts have included formalizing the Company's succession planning for executives and key employees, documenting and reviewing emergency preparedness plans to facilitate rapid response to a range of threats, and cyber-security risk mitigation plans.

Several important functions of the Board may be performed by committees that are comprised of members of the Board. Our bylaws authorize the formation of these committees and grant the Board the authority to prescribe the functions of each committee and the standards for membership of each committee. In addition, the Board appoints the members of each committee. The Board has five standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, an Executive Committee, and a Manufactured Housing Finance Committee (the "MH Finance Committee"). You may find copies of the charters of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee (the "NCG Committee") and the Executive Committee under the “Investors-Officers and Directors” section of our website at www.suncommunities.com. You may also find a copy of our Corporate Governance Guidelines and our code of business conduct and ethics under the “Investors-Officers and Directors” section of our website at www.suncommunities.com. All of the committee charters, our corporate governance guidelines and our code of business conduct and ethics are available in print to any stockholder who requests them.

Committee	Key Functions / Information		Members(1)	Independent	Number of Meetings in 2017
Audit	▶	Has sole authority to appoint, retain, terminate and determine the compensation of our independent accountants	Clunet R. Lewis	☑	5
(Chairperson)
	▶	Reviews with our independent accountants the scope and results of the audit engagement	Meghan G. Baivier	☑

	▶	Approves professional services provided by our independent accountants	Stephanie W. Bergeron	☑

	▶	Reviews independence of our independent accountants	Brian M. Hermelin	☑

	▶	Directs and controls our internal audit function
	▶	Operates pursuant to a fifth amended and restated charter, approved by the Board in October 2016.

	▶	Charter available on our website: www.suncommunities.com under "Investors-Officers and Directors"

	▶	All current Committee members are considered "audit committee financial experts," as defined by SEC rules

Committee	Key Functions / Information		Members	Independent	Number of Meetings in 2017
Compensation	▶	Consults with executive management in developing a compensation philosophy	Brian M. Hermelin	☑	2
(Chairperson)
▶
Reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer and such other executive officers as may be designated by the Chief Executive Officer, evaluates the performance of such officers in light of such goals and objectives, and determines and approves the compensation of such officers based on these evaluations
			Ronald A. Klein	☑

	▶	Approves the compensation of our other executive officers	Clunet R. Lewis	☑
	▶	Recommends to the Board for approval the compensation of the non-employee directors

	▶	Oversees our incentive-compensation plans and equity-based plans

	▶	Reviews and approves any employment agreements and severance agreements to be made with any existing or prospective executive officer

	▶	Operates pursuant to a first amended and restated charter, approved by the Board in March 2016

	▶	Charter available on our website: www.suncommunities.com under "Investors-Officers and Directors"

	▶	Took various actions by unanimous written consent in 2017

Committee	Key Functions / Information		Members	Independent	Number of Meetings in 2017
NCG	▶	Identifies individuals qualified to become Board members, consistent with criteria approved by the Board	Ronald A. Klein	☑	3
(Chairperson)
	▶	Recommends that the Board select the committee-recommended nominees for election at each annual meeting of stockholders	Stephanie W. Bergeron	☑

	▶	Develops and recommends to the Board a set of corporate governance guidelines	Clunet R. Lewis	☑

	▶	Periodically reviews such guidelines and recommends any changes, and oversees the evaluation of the Board

	▶	Operates pursuant to a charter, approved by the Board in March 2004.
	▶	Charter available on our website: www.suncommunities.com under "Investors-Officers and Directors"

	▶	Considers diversity and skills in identifying nominees for service on our Board

	▶	Considers the entirety of the Board and a wide range of economic, social and ethnic backgrounds and does not nominate representational directors from any specific group

Committee	Key Functions / Information		Members	Independent	Number of Meetings in 2017
Executive	▶	Manages our day-to-day business and affairs between regular Board meetings	Ronald A. Klein	☑	* (2)

▶
Has specific authority to approve all acquisitions and/or financings (including refinancings of existing debt) by us or our subsidiaries up to a maximum purchase price or loan amount of $125 million per transaction
Gary A. Shiffman

	▶	In no event may the Committee, without the prior approval of the Board acting as a whole:	Arthur A. Weiss

	(i)	Recommend to the stockholders an amendment to our charter

	(ii)	Amend our bylaws
	(iii)	Adopt an agreement of merger or consolidation
	(iv)	Recommend to the stockholders the sale, lease or exchange of all or substantially all of our property and assets

	(v)	Recommend to the stockholders our dissolution or a revocation of a dissolution

	(vi)	Fill vacancies on the Board
	(vii)	Fix compensation of the directors for serving on the Board or on a committee of the Board

	(viii)	Declare distributions or authorize the issuance of our stock
	(ix)	Approve or take any action with respect to any related party transaction involving us

	(x)	Take any other action which is forbidden by our bylaws or charter

	▶	Operates pursuant to a charter, approved by the Board in January 2014 and amended in February 2015 and July 2015

	▶	Charter available on our website: www.suncommunities.com under "Investors-Officers and Directors"

	▶	All actions taken by the Committee must be promptly reported to the Board as a whole and are subject to ratification, revision and alteration by the Board

	▶	Took various actions by unanimous written consent in 2017

Committee	Key Functions / Information		Members	Independent	Number of Meetings in 2017
MH Finance	▶	Reviews, considers and evaluates all potential sources of financing for manufactured homes	Ronald A. Klein	☑	* (3)
(Chairperson)
	▶	Negotiates the terms and conditions of any such financing, subject to the Board's approval of the definitive agreements	Arthur A. Weiss

	▶	Created by the Board in April 2016

(1)	The Board has determined that each member of the Audit Committee is an "audit committee financial expert" as defined under SEC rules.

(2)	Committee did not hold any formal meetings, however, various actions were taken by unanimous written consent 2017 and the committee met informally on a periodic basis.

(3)
Committee did not hold any formal meetings, however, during 2017 committee members (i) met informally on a periodic basis; (ii) met with management at least monthly to discuss MH financing matters; and (iii) engaged in extensive discussions with third parties regarding various opportunities and potential transactions.

Communications with the Board

If you wish to communicate with any of the directors of the Board or the Board as a group, you may do so by writing to them at:

Name(s) of Director(s)/Board of Directors of Sun Communities, Inc.
c/o Compliance Officer
Sun Communities, Inc.
27777 Franklin Road, Suite 200
Southfield, MI 48034
If you wish to contact the Audit Committee to report complaints or concerns regarding accounting, internal accounting controls or auditing matters, you may do so by writing to:

Chairman of the Audit Committee of Sun Communities, Inc.
c/o Compliance Officer
Sun Communities, Inc.
27777 Franklin Road, Suite 200
Southfield, MI 48034

You are welcome to make any such report anonymously but we prefer that you identify yourself so that we may contact you for additional information if necessary or appropriate.

If you wish to communicate with our non-management directors as a group, you may do so by writing to:

Non-Management Directors of Sun Communities, Inc.
c/o Compliance Officer
Sun Communities, Inc.
27777 Franklin Road, Suite 200
Southfield, MI 48034

We recommend that all correspondence be sent via certified U.S. mail, return receipt requested. All correspondence received by the Compliance Officer will be forwarded by the Compliance Officer promptly to the addressee(s).

Board Leadership Structure and Independence of Non-Employee Directors

The Board and the NCG Committee assess and revise our leadership structure from time to time. The Board does not have a fixed policy regarding the separation of the offices of Chairman and Chief Executive Officer and believes that it should maintain the flexibility to select the Chairman and its Board leadership structure, from time to time, based on the criteria that it deems to be in the best interests of the Company and its stockholders. Gary A. Shiffman currently serves as our Chairman of the Board and Chief Executive Officer. The Board believes that combining the Chairman and Chief Executive Officer positions is the right corporate governance structure for us at this time because it most effectively utilizes Mr. Shiffman's extensive experience and knowledge regarding the Company and the manufactured home industry and provides for the most efficient leadership of our Board and the Company. The Board believes that Mr. Shiffman, rather than an independent director, is in the best position, as Chairman and Chief Executive Officer, to lead Board discussions regarding our business and strategy and to help the Board respond quickly and effectively to the many business challenges affecting the Company. The Board also believes that this structure is preferable because it allows one person to speak for and lead the Company and the Board and that splitting the roles of Chairman and Chief Executive Officer may cause the Company's leadership to be less effective.

Although the Board believes that it is more effective to have one person serve as our Chairman and Chief Executive Officer at this time, it also recognizes the importance of strong independent leadership on the Board. Accordingly, in addition to maintaining a significant majority of independent directors (as described below) and independent Board committees, the Board appoints a Lead Independent Director on an annual basis to serve for a term of one year. Mr. Clunet R. Lewis is currently serving as Lead Independent Director. The Lead Independent Director calls and presides at the executive sessions of our independent directors, acts as a liaison between our management team and the Board and is responsible for identifying, analyzing and making recommendations to the Board with respect to certain strategic and extraordinary matters. The Board believes that its Lead Independent Director structure including the duties and responsibilities described above provides the same independent leadership, oversight, and benefits for the Company and the Board that would be provided by an independent Chairman.

The NYSE rules require that a majority of the Board consist of members who are independent. There are different measures of director independence under the NYSE independence rules, under Section 16 of the Exchange Act and under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Board has reviewed information about each of our non-employee directors and determined that Ms. Meghan G. Baivier, Ms. Stephanie W. Bergeron and Messrs. Brian M. Hermelin, Ronald A. Klein and Clunet R. Lewis are independent directors. The independent directors meet on a regular basis in executive sessions without management participation. In 2017, the executive sessions occurred after many of the regularly scheduled meetings of the entire Board and may occur at such other times as the independent directors deem appropriate or necessary.

Consideration of Director Nominees

Board Membership Criteria

The Board of Directors has established criteria for Board membership. These criteria include the following specific, minimum qualifications that the NCG Committee believes must be met by an NCG Committee-recommended nominee for a position on the Board:

•	The candidate must have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing;

•	The candidate must be highly accomplished in his or her field, with superior credentials and recognition;

•	The candidate must be well regarded in the community and must have a long-term reputation for high ethical and moral standards;

•	The candidate must have sufficient time and availability to devote to our affairs, particularly in light of the number of boards on which the nominee may serve; and

•
The candidate’s principal business or occupation must not be such as to place the candidate in competition with us or conflict with the discharge of a director’s responsibilities to us or to our stockholders.

In addition to the minimum qualifications for each nominee set forth above, the NCG Committee will recommend director candidates to the full Board for nomination, or present director candidates to the full Board for consideration, to help ensure that:

•	A majority of the Board of Directors shall be “independent” as defined by the NYSE rules;

•	Each of its Audit, Compensation and NCG Committees shall be comprised entirely of independent directors; and

•	At least one member of the Audit Committee shall have such experience, education and qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the SEC.

Consideration of Stockholder Nominated Directors

The NCG Committee’s current policy is to review and consider any director candidates who have been recommended by stockholders in compliance with the procedures established from time to time by the NCG Committee. All stockholder recommendations for director candidates must be submitted in writing to our Secretary at Sun Communities, Inc., 27777 Franklin Road, Suite 200, Southfield, MI 48034, who will forward all recommendations to the NCG Committee. All stockholder recommendations for director candidates must include the following information:

•	The stockholder’s name, address, number of shares owned, length of period held and proof of ownership;

•
The name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate;

•
A description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership as approved by the Board from time to time;

•	A description of all arrangements or understandings between the stockholder and the proposed director candidate;

•
The consent of the proposed director candidate (1) to be named in the proxy statement relating to our annual meeting of stockholders and (2) to serve as a director if elected at such annual meeting; and

•	Any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.
Identifying and Evaluating Nominees

The NCG Committee may solicit recommendations for director nominees from any or all of the following sources: non-management directors, executive officers, third-party search firms or any other source it deems appropriate. The NCG Committee will review and evaluate the qualifications of any proposed director candidate that it is considering or has been recommended to it by a stockholder in compliance with the NCG Committee’s procedures for that purpose, and conduct inquiries it deems appropriate into the background of these proposed director candidates. In evaluating proposed director candidates, the NCG considers the following factors that it believes nominees should have:

•	Proven real estate and/or REIT experience;

•	A track record of strong management and leadership capabilities at a successful organization;

•	Sufficient time to devote to Board responsibilities; and

•	Independence from the Company and its current directors and employees.

When nominating a sitting director for re-election, the NCG Committee will consider the director’s performance on the Board and the director’s qualifications in respect to the criteria set forth above. Other than circumstances in which we are legally required by contract or otherwise to provide third parties with the ability to nominate directors, the NCG Committee will evaluate all proposed director candidates based on the same criteria and in substantially the same manner, with no regard to the source of the initial recommendation of the proposed director candidate.

Director Compensation Tables

Directors who are also employees receive no additional compensation for their services as directors. During 2017, we paid directors that are not our employees the following annual fees:

	Chairperson	Member
Annual Retainer	$—	$70,000
Audit Committee	$42,500	$37,500
Compensation Committee	$17,500	$12,500
NCG Committee	$17,500	$12,500
Executive Committee	$—	$12,500
MH Finance Committee	$42,500	$12,500
Lead Director	$—	$17,500
Restricted stock award(1)	$—	$205,452

The following tables provide compensation information for each member of the Board for the year ended December 31, 2017.

Name	Fees Earned Paid in Cash	2017 Restricted Stock Award (1)	Total	Aggregate number of restricted shares outstanding at December 31, 2017
Meghan G. Baivier(2)	$48,139	$113,243	$161,382	1,300
Stephanie W. Bergeron	$115,243	$205,452	$320,695	7,200
Brian M. Hermelin	$125,000	$205,452	$330,452	7,200
Ronald A. Klein	$150,243	$205,452	$355,695	7,200
Clunet R. Lewis	$155,000	$205,452	$360,452	7,200
Ronald L. Piasecki(3)	$36,153	$205,452	$241,605	—
Arthur A. Weiss	$95,000	$205,452	$300,452	7,200

(1)
The fair value associated with these awards was measured using the closing price of our common stock as of the grant date to calculate compensation cost, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation (“FASB ASC Topic 718”). Each director was granted 2,600 shares of restricted stock that will vest on February 8, 2020, except for Ms. Baivier, who was granted 1,300 shares of restricted stock that will vest on August 11, 2020. For additional information on the valuation assumptions with respect to these grants, refer to Note 10, "Share-Based Compensation," in the Consolidated Financial Statements of our 2017 Annual Report on Form 10-K.

(2)	Ms. Baivier was appointed effective July 20, 2017.

(3)	Mr. Piasecki served as a director until May 18, 2017.

Director Stock Ownership Guidelines

In an effort to align the interests of the Company's management with those of its stockholders, the Company has adopted a policy under which its directors are subject to equity ownership guidelines established as a three-times multiple of their annual cash retainer (exclusive of chairperson or committee fees).

Directors are required to achieve compliance with these guidelines by the later of five years from the date of: (i) adoption of these guidelines, which was July 14, 2014, or (ii) start of directorship with the Company.

As of March 16, 2018, each of our directors was in compliance with the stock ownership guidelines.

Corporate Sustainability

We believe that commitment to environmental and social stewardship is paramount to creating value for our stockholders, residents and guests, team members and the communities in which we live and serve.
Environmental
We are focused on effectively managing our resource consumption and environmental impacts. Manufactured homes in our communities are constructed with sustainability in mind. We partner with builders who construct manufactured homes in controlled environments that are free from external elements. This, combined with use of exact dimensions and measurements for the construction process, results in minimal energy usage and waste as compared to traditional housing. Many of our builders recycle excess materials resulting in less waste sent to landfills. Efficiencies that are gained as a result of this process translate to monetary savings that are passed on to us and ultimately our resident homeowners.
Heating and cooling systems in manufactured houses can be up to 30 percent more efficient than standard homes, and manufactured houses feature strict insulation requirements and low-E windows. These factors lead to reduced dependency on public utilities for electric and gas services, a cleaner footprint, and added cost savings for our residents, as compared to single family standard homes.
In addition to the benefits provided by manufactured housing, our “Sun Unity” initiatives during 2017 included the following efforts:

◦	Partnering with local programs and food providers to ensure a sustainable food supply

◦	Weekly farm stands in certain locations offering fruits and vegetables that are locally grown

◦	Financial support, supplies and volunteer work to assist relief efforts in the wake of Hurricanes Harvey, Irma and Maria

◦	Donation of laptops and scholarships to winners of our "Recycled Technology" program

◦	Provision of financial support to wildlife conservation organizations such as the Living Coast Discovery Center and the Detroit Zoo

We place the safety of our residents, guests and team members first and foremost. During 2017, our properties in Florida and Georgia were significantly impacted by damage from Hurricane Irma. As a result of our comprehensive "Hurricane Preparedness Plan,” we were able to evacuate residents and team members from designated areas in a timely manner leading up to the storm to ensure their safety. Communication between leadership and team members in the affected communities was frequent and robust, which allowed us to account for all team members immediately following the storm. In addition, team members executing our Hurricane Preparedness Plan restored nearly all affected communities to normal operating levels within one week of the storm, with the exception of three communities in the Florida Keys that require full redevelopment. These efforts allowed residents and guests to quickly return to the comfort of their homes.
Social
We initiate social responsibility efforts largely through our “Sun Unity” program, where we join together to give back to the communities in which we live and serve. Community is woven into the fabric of what we do. The Sun Unity program focuses on:
Education - commitment to improving young lives and futures through scholarships, tuition reimbursement and training programs. As examples, during 2017, we provided 70 students each with a $500 college scholarship, donated backpacks to A Gift for Teaching, and tutored over 70 children in Africa by partnering with Tofauti on the Move.
Community Service - we promote a culture of giving back through volunteer services. During 2017, community service efforts included team members leading community enrichment programs, sponsoring families at holiday time by bringing food and gifts, supporting animal shelters, and bringing life enrichment opportunities to disadvantaged seniors. Additionally, Sun team members supported military service members and veterans assembling care packages for deployed service members, providing hand written letters to military personnel, giving financial support to the Wounded Warrior Project and serving meals at Thanksgiving to homeless veterans.
Development and outreach - we engage in community improvement and development programs that align with Sun’s vision and goals, and are committed to providing opportunities across the locations in which we live and serve.
Health and Wellness - our “SunFit Wellness” program provides access to fitness centers, personal trainers, group exercise classes, healthy living information and opportunities to our team members. Through SunFit, team members participate in wellness challenges, connect with coworkers for support and motivation, and track health and fitness metrics. The program also provides access to a library of information on healthy lifestyles, medical care, consumerism, mental and social health and financial wellness.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The first matter to be considered at the Annual Meeting will be the election of seven directors. The term of each of our directors expires at the Annual Meeting, or until his or her successor is duly elected and qualified or until the earlier resignation or removal of such director.

Each director elected at the Annual Meeting will serve for a term commencing on the date of the Annual Meeting and continuing until our 2019 annual meeting of stockholders or until his or her successor is duly elected and qualified or until the earlier resignation or removal of such director.

In the absence of directions to the contrary, proxies will be voted in favor of the election of the seven nominees named below.

Incumbent Directors

Following the recommendation of the NCG Committee, the Board of Directors has nominated each incumbent director for election to the Board at the Annual Meeting. Each of the directors has served continuously from the date of his or her election to the present time.

Name	Age	Office
Gary A. Shiffman	63	Chairman, Chief Executive Officer and Director
Meghan G. Baivier	38	Director
Stephanie W. Bergeron	64	Director
Brian M. Hermelin	52	Director
Ronald A. Klein	60	Director
Clunet R. Lewis	71	Director
Arthur A. Weiss	69	Director

Gary A. Shiffman is our Chairman and Chief Executive Officer and has been a director and an executive officer since our inception in 1993. He is a member of our Executive Committee. He has been actively involved in the management, acquisition, construction and development of manufactured housing communities and has developed an extensive network of industry relationships over the past thirty years. He has overseen the acquisition, rezoning, development, expansion and marketing of numerous manufactured home communities, as well as recreational vehicle communities. Additionally, Mr. Shiffman, through his family-related interests, has had significant direct holdings in various real estate asset classes, which include office, multi-family, industrial, residential and retail. Mr. Shiffman is an executive officer and a director of SHS and all of our other corporate subsidiaries.

Meghan G. Baivier has been a director since July 20, 2017. She is a member of our Audit Committee. Ms. Baivier serves as Executive Vice President, Chief Financial Officer and Chief Operating Officer of Easterly Government Properties, Inc. ("Easterly"). Ms. Baivier has served as Executive Vice President and Chief Operating Officer since joining Easterly in May 2015 and as Easterly's Chief Financial Officer since March 2016. Prior to joining Easterly, Ms. Baivier served as Vice President of Citigroup's Real Estate and Lodging Investment Banking group, from August 2010 to April 2015, where she was involved in a wide range of financial advisory and capital markets transactions. From March 2005 to June 2007, Ms. Baivier was an Equity Research Associate with Chilton Investment Company. Ms. Baivier was also previously employed by Fidelity Management and Research as a High Yield Research Associate from September 2001 to February 2005. Ms. Baivier earned her MBA from Columbia Business School where she was awarded the prestigious Feldberg Fellowship and her BA from Wellesley College.

Stephanie W. Bergeron has been a director since 2007. She is a member of our Audit Committee and NCG Committee. Ms. Bergeron, a certified public accountant, previously served as the President and Chief Executive Officer of Walsh College where she was named President Emerita. Additionally, Ms. Bergeron serves as President and Chief Executive Officer of Bluepoint Partners, LLC, a firm providing financial consulting services. From 1998 to 2003, Ms. Bergeron served as Vice President and Treasurer and then Senior Vice President-Corporate Financial Operations of The Goodyear Tire & Rubber Company (“Goodyear”). Prior to joining Goodyear, Ms. Bergeron was a Vice President and Assistant Treasurer of DaimlerChrysler Corporation. She has also served on Audit Committees of several publicly traded companies (including as chairman) and a number of not for profit organizations. During her business career, Ms. Bergeron directed staff responsible for accounting, treasury, investor relations and tax matters. Crain’s Detroit Business named Bergeron one of its “Most Influential Women” in 1997 and in 2007.

Brian M. Hermelin has been a director since 2014. He is the chairman of our Compensation Committee and a member of our Audit Committee. Mr. Hermelin is the Co-Founder and Managing Partner since 2007 of Rockbridge Growth Equity LLC, a private equity investment firm focusing on companies in the business services, financial services, sports, media and entertainment, and consumer direct marketing industries. He is also a co-founder and General Partner of Detroit Venture Partners, LLC, a venture capital firm based in Detroit, Michigan. From 2000 to 2011, Mr. Hermelin served as Chairman and Chief Executive Officer of Active Aero Group/USA Jet Airlines Inc., an air charter and logistics firm that also operates an air charter service for freight and passenger air transport. In addition, he is the chair of the Audit Committee of Jack Ohio LLC.

Ronald A. Klein has been a director since 2015. He is Chairman of our NCG Committee, Chairman of our MH Finance Committee and a member of the Executive Committee and Compensation Committee. Mr. Klein has served as a director and Chief Executive Officer of Origen Financial, Inc. a financial services company, formerly a publicly traded mortgage REIT that originated, securitized and serviced manufactured home loans. From 2010 until its merger with Chemical Financial Corporation in 2016, he was a director of Talmer Bancorp, Inc. and Talmer Bank. Talmer Bank merged with Chemical Financial Corporation in 2016. Mr. Klein is currently a director of Chemical Bank (Nasdaq: CHFC), where he serves as chairman of the asset and liability committee, and on the compensation, technology, trust, and credit risk committees. Mr. Klein is also actively involved with several closely-held companies in the real estate industry and the technology industry. He is a graduate of the University of Michigan Law School.

Clunet R. Lewis has been a director since 1993. He is the chairman of our Audit Committee, a member of our Compensation Committee and our NCG Committee, and he serves as the Lead Independent Director. Mr. Lewis has also chaired Special Committees of our Independent Directors formed to review and evaluate strategic alternatives. Mr. Lewis is a retired commercial lawyer. While in private practice, Mr. Lewis specialized in mergers and acquisitions, debt financings, issuances of equity and debt securities, and corporate governance and control issues. Mr. Lewis has also served as Board Member, General Counsel, Chief Financial Officer, President, and Managing Director of other public and private companies.

Arthur A. Weiss has been a director since 1996. He is a member of our Executive Committee. Since 1976, Mr. Weiss has practiced law with the law firm of Jaffe, Raitt, Heuer & Weiss, Professional Corporation, which represents us in various matters. Mr. Weiss is currently Chairman of the firm and a stockholder of Jaffe, Raitt, Heuer & Weiss, Professional Corporation. Mr. Weiss practices law in the area of business planning, taxation, estate planning and real estate law. Mr. Weiss is a director of several closely-held companies in the real estate industry, steel industry and technology industry and Talmer Bancorp, Inc., until its merger with Chemical Financial Corporation in 2016. After the Talmer Bancorp, Inc. merger, Mr. Weiss was nominated and elected to the Chemical Financial Corporation board of directors and he serves as the chairperson of its compensation committee and on its nominating and governance and audit committees. Mr. Weiss is also a director and officer of a number of closely held public and private nonprofit corporations. Mr. Weiss received a MBA in finance and a post graduate LLM degree from New York University in taxation.

In addition to each director’s qualifications, experience and skills outlined in their biographical data above and the minimum Board qualifications set forth above, our NCG Committee looked for certain attributes in each director and based on these attributes, and the mix of attributes of the other incumbent directors, determined that each director should serve on our Board. The NCG Committee does not require that each director possess all of these attributes but rather that the Board is comprised of directors that, taken together, provide us with a variety and depth of knowledge, judgment and experience necessary to provide effective oversight and vision. These attributes include: (a) significant leadership skills as a chief executive officer and/or relevant board member experience, (b) real estate industry experience, (c) transactional experience, especially within the real estate industry, (d) relevant experience in property operations, (e) financial expertise, and (f) legal or regulatory experience.

The following chart lists the attributes of each director, as determined by the NCG Committee:

	Board Experience	Real Estate Industry	Transaction Experience	Property Operations	Financial Expertise	Legal / Regulatory
G. Shiffman	✓	✓	✓	✓	✓
M. Baivier	✓	✓	✓	✓	✓
S. Bergeron	✓	✓	✓		✓
B. Hermelin	✓	✓	✓		✓
R. Klein	✓	✓	✓	✓	✓	✓
C. Lewis	✓	✓	✓		✓	✓
A. Weiss	✓	✓	✓		✓	✓

To the best of our knowledge, as of the date of this document, there are no material proceedings to which any director is currently a party, or has a material interest, adverse to the Company. Except as described below, to the best of our knowledge, during the past ten years: (i) there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any director, (ii) no director has been the subject of a or a party to any judicial or administrative proceedings relating to an alleged violation of (a) mail or wire fraud; (b) fraud in connection with any business entity; (c) violations of federal or state securities, commodities, banking or insurance laws and regulations, and (iii) no director has been the subject of a or a party to any sanction or order of any self-regulatory organization, any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

As announced on February 27, 2006, the SEC completed its inquiry regarding the accounting for our SunChamp investment during 2000, 2001 and 2002, and the entry of an agreed-upon Administrative Order (the “Order”). The Order required us to cease and desist from violations of certain non-intent based provisions of the federal securities laws, without admitting or denying any such violations. On February 27, 2006, the SEC filed a civil action against Mr. Shiffman, in his capacity as our Chief Executive Officer, our former chief financial officer and our former controller in the U.S. District Court for the Eastern District of Michigan alleging various claims generally consistent with the SEC’s findings set forth in the Order. On July 21, 2008, the U.S. District Court for the Eastern District of Michigan approved a settlement whereby the SEC dismissed its civil lawsuit against Mr. Shiffman and our former controller. The SEC concurrently reached a settlement with our former chief financial officer.

Vote Required

A majority of the votes cast in person or by proxy at the Annual Meeting is required for the election of each director. Abstentions will not be counted in determining which nominees received a majority of votes cast since abstentions do not represent votes cast for or against a candidate. Brokers are not empowered to vote on the election of directors without instruction from the beneficial owner of the shares and thus broker non-votes likely will result. Because broker non-votes are not considered votes cast for or against a candidate, they will not be counted in determining which nominees receive a majority of votes cast. Although we know of no reason why any nominee would not be able to serve, if any nominee should become unavailable for election, the persons named as proxies will vote your shares of common stock to approve the election of any substitute nominee proposed by the Board.

Board Recommendation

The Board unanimously recommends that you vote "FOR" each of the seven nominees named above.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF GRANT THORNTON LLP

The second proposal to be considered at the Annual Meeting will be the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm. The Audit Committee has selected and appointed Grant Thornton LLP as our independent registered public accounting firm to audit its consolidated financial statements for the year ending December 31, 2018. Grant Thornton LLP has audited our consolidated financial statements since 2003. Although ratification by stockholders is not required by law or by our bylaws, the Audit Committee believes that submission of its selection to stockholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in our best interests and our stockholders. If our stockholders do not ratify the appointment of Grant Thornton, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent auditors.

It is anticipated that a representative of Grant Thornton LLP will attend the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Auditor Fees
Aggregate fees for professional services rendered by Grant Thornton LLP, our independent auditors, for the years ended December 31, 2017 and 2016 were as follows:

Category	December 31, 2017	December 31, 2016
Audit Fees: For professional services rendered for the audit of our financial statements, the audit of internal controls relating to Section 404 of the Sarbanes-Oxley Act, the reviews of the quarterly financial statements and consents	$816,089	$813,365
Audit-Related Fees: For professional services rendered for accounting assistance with new accounting standards and potential transactions and other SEC related matters	$23,296	$—
All Other Fees	$—	$129,425

Auditor Fees Policy

The Audit Committee has a policy concerning the pre-approval of audit and non-audit services to be provided by our independent auditors. The policy requires that all services provided by the independent auditors to us, including audit services, audit-related services, tax services and other services, must be pre-approved by the Audit Committee. In some cases, pre-approval is provided by the full Audit Committee for up to a year, and relates to a particular category or group of services and is subject to a particular budget. In other cases, specific pre-approval is required. All of the services provided by our independent auditor in 2017 and 2016 including services related to audit, audit-related fees, tax fees and all other fees described above, were approved by the Audit Committee under its pre-approval policies.

Vote Required

A majority of the votes cast in person or by proxy at the Annual Meeting is required to ratify the selection of Grant Thornton LLP. Abstentions will not be counted as votes cast for this proposal and do not represent votes cast for or against the ratification of the selection of Grant Thornton LLP. In the absence of your voting instructions, your broker or nominee may vote your shares for this proposal in its discretion.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for 2018.

REPORT OF THE AUDIT COMMITTEE

The Board maintains an Audit Committee comprised of four of our directors. The directors who serve on the Audit Committee are all “independent” for purposes of the NYSE listing standards. The Audit Committee held five formal meetings during the year ended December 31, 2017.

In accordance with its written charter, the Audit Committee assists the Board with fulfilling its oversight responsibility regarding quality and integrity of our accounting, auditing and financial reporting practices. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

•	reviewed and discussed the audited financial statements with management and Grant Thornton, LLP, our independent auditors, for the fiscal year ended December 31, 2017;

•
discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards), as amended, as adopted by the Public Company Accounting Oversight Board; and

•
received and reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards Board’s Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent auditors any relationships that may impact their objectivity and independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, be filed with the SEC.

The Audit Committee has considered and determined that the level of fees of Grant Thornton LLP for provision of services other than the audit services is compatible with maintaining the auditor’s independence.

Respectfully Submitted,
Members of the Audit Committee:
Clunet R. Lewis (Chairman)
Meghan G. Baivier
Stephanie W. Bergeron
Brian M. Hermelin

MANAGEMENT AND EXECUTIVE COMPENSATION

Executive Officers

The persons listed below are our executive officers who served during the last completed fiscal year. Each is appointed by, and serves at the pleasure of, the Board.

Name	Age	Title
Gary A. Shiffman	63	Chairman and Chief Executive Officer
John B. McLaren	47	President and Chief Operating Officer
Karen J. Dearing	53	Executive Vice President, Treasurer, Chief Financial Officer and Secretary
Jonathan M. Colman	62	Executive Vice President

Background information for Gary A. Shiffman is provided above. Background information for the other three current executive officers is set forth below.

John B. McLaren has been in the manufactured housing industry since 1995. He has served as our President since 2014 and as our Chief Operating Officer since 2008. From 2008 to 2014, he served as an Executive Vice President of the Company. From 2005 to 2008, he was Senior Vice President of SHS with overall responsibility for home sales and leasing. Mr. McLaren spent approximately three years as Vice President of Leasing & Service for SHS with responsibility for developing and leading our Rental Program and also has experience in the multi-family REIT segment and the chattel lending industry.

Karen J. Dearing has served as our Chief Financial Officer and Executive Vice President since 2008. She joined us in 1998 as the Director of Finance where she worked extensively with accounting and finance matters related to our ground-up developments and expansions. Ms. Dearing became our Corporate Controller in 2002 and Senior Vice President in 2006. She is responsible for the overall management of our information technology, accounting, tax and finance departments, and all internal and external financial reporting. Prior to working for us, Ms. Dearing had over seven years of experience as the Financial Controller of a privately-owned automotive supplier and over four years of experience as a certified public accountant with Deloitte.

Jonathan M. Colman has served as an Executive Vice President since March 2003. He joined us in 1994 as Vice President-Acquisitions and became a Senior Vice President in 1995. A certified public accountant, Mr. Colman has over thirty-five years of experience in the manufactured housing community industry. Prior to joining Sun, he has been involved in the acquisition, financing and management of over 75 manufactured housing communities for two of the 10 largest manufactured housing community owners, including Uniprop, Inc. during its syndication of over $90.0 million in public limited partnerships in the late 1980s. Mr. Colman is also a Vice President of all of our corporate subsidiaries.

To the best of our knowledge, as of the date of this document, there are no material proceedings to which any executive officer is currently a party, or has a material interest, adverse to us. To the best of our knowledge, except with respect to Mr. Shiffman (as described above under "Proposal No. 1 - Election of Directors - Incumbent Directors"), during the past ten years: (i) there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any executive officer; (ii) no executive officer has been the subject of a or a party to any judicial or administrative proceedings relating to an alleged violation of (a) mail or wire fraud; (b) fraud in connection with any business entity; or (c) violations of federal or state securities, commodities, banking or insurance laws and regulations; and (iii) no executive officer has been the subject of a or a party to any sanction or order of any self-regulatory organization, any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Compensation Discussion and Analysis

Executive Summary

The goals and objectives of our executive compensation program are to attract and retain a skilled executive team to manage, lead and direct our personnel and capital resources to achieve the best possible economic results and continue to provide outsized total shareholder returns to our investors. Our executive officers are compensated based on pay for performance and alignment with stockholder interests. When determining 2017 compensation, the Compensation Committee took into account the level of achievement of certain key financial performance metrics, including but not limited to, TSR, Core FFO and significant portfolio growth through acquisitions. Highlights of our 2017 performance are shown below.

(1) Source: KeyBanc "The Leaderboard" publication.
(2) Source: S&P Global as of December 31, 2017.
(3) Source: Citi Investment Research, December 2017.

Total Shareholder Return

We continued our 10-year trend of delivering outstanding performance in 2017 leading us to outperform many of the leading real estate and market indices. We stand out as a leader amongst REITs for delivering TSR results. These TSR results are indicative of our executive team's strategic planning, leadership, execution and dedication to the Company that has cultivated into the tremendous TSR results to date. According to the KeyBanc Capital Markets Leaderboard at December 31, 2017, we were #1 out of 101 REITs in 10-year TSR with cumulative a total return of 846.3 percent as compared to the S&P 500 at 126 percent and the MSCI US REIT Index at 105 percent. The execution of our strategic vision has resulted in prolonged TSR outperformance over time as evidenced in the charts below.

1-Year Total Return
30%
25%
20%
15%
10%
5%
0%
24.9%
21.8%
21.7%
8.8%
5.1%
Sun Communities, Inc.
S&P 500
Russell 1000
SNL U.S. REIT Residential Index
MSCI US REIT (RMS)

3-Year Total Return
80%
70%
60%
50%
40%
30%
20%
10%
0%
70.4%
38.3%
37.6%
32.9%
17.0%
Sun Communities, Inc.
S&P 500
Russell 1000
SNL U.S. REIT Residential Index
MSCI US REIT (RMS)

5-Year Total Return
200%
180%
160%
140%
120%
100%
80%
60%
40%
20%
0%
187.0%
108.1%
107.4%
76.7%
56.3%
Sun Communities, Inc.
S&P 500
Russell 1000
SNL U.S. REIT Residential Index
MSCI US REIT (RMS)

Source: S&P Global as of December 31, 2017

In addition to being #1 in TSR over a 10-year period for REITs, our 1-year, 3-year and 5-year TSR results outperformed the indices shown in the table below. Note that we are not included within the S&P 500 index; however, we utilize the S&P 500 index for relative performance comparisons.

TSR Outperformance
Index	1-Year	3-Year	5-Year
MSCI US REIT	1,980 bps	5,340 bps	13,070 bps
SNL U.S. REIT Residential	1,610 bps	3,750 bps	11,030 bps
Russell 1000	320 bps	3,280 bps	7,960 bps
S&P 500	310 bps	3,210 bps	7,890 bps

Exceptional Growth

Through a thoughtful and disciplined approach, our leadership team has executed a series of acquisition, disposition and capital market transactions which have repositioned and transformed our portfolio and created a strong and flexible balance sheet, while generating significant returns for our stockholders.

In 2011, our executive team began executing on a strategic plan to utilize our operational expertise to create a best-in-class platform of MH communities and RV resorts with a broader geographic range and re-balancing our all-age and age-restricted holdings. The strategy included increasing our ownership of RV resorts, downsizing our exposure in the Midwest and elevating our presence along the east coast of the United States, as well as advancing west to California and Arizona.

Since 2011, we have acquired communities valued in excess of $4.5 billion including two transformational portfolio acquisitions completed in 2014/2015 and in 2016. After acquiring 103 communities for $1.7 billion in June 2016, which was the largest portfolio acquisition in our history, we continued to add to our portfolio in 2017 with the acquisition of nine properties for approximately $145.0 million. Our growth is depicted in the chart below.

Total
Assets
$1.4 billion
$4.7 billion
Total
Assets
$6.1 billion

2011	
Market Capitalization	$913 million
Total Revenues	$289 million
Sites	54,811
Communities	159

2017	
Market Capitalization	**$7.8 billion**
Total Revenues	**$983 million**
Sites	**121,892**
Communities	**350**

Balance Sheet Strength

While transforming our portfolio, we have also placed a pointed focus on creating a strong and flexible balance sheet. Through a series of capital market activities we have reduced our leverage, improved our coverage ratios and expanded our liquidity as shown below:

Metric	2011	2017
Net Debt to Recurring EBITDA	9.7	6.3
Debt to Enterprise Value	62%	28%
Recurring EBITDA to Interest	2.4	3.6
Revolving Line of Credit (in millions)	$130	$650

Compensation Highlights

What We Do
☑	Pay for performance
☑	Double trigger change in control agreements
☑	Maintain a clawback policy
☑	Stock ownership guidelines for our executives (6x multiple of salary for CEO)
☑	Retain an independent compensation consultant

What We Don't Do
☒	Allow hedging of stock by directors or executive officers
☒	Excise tax gross-ups

Recent Compensation Decisions

Our 2017 say-on-pay proposal received strong stockholder support at 87 percent of the shares cast for executive officer compensation. However, after consideration of emerging trends and to further enhance our 2018 compensation program, our Compensation Committee made the decisions summarized below. Refer to 2018 Compensation further below for additional details regarding changes to our compensation plans.

Executive officer base salaries will remain the same for the third year in a row.
Annual incentive awards will be measured with an increased emphasis on specific quantifiable goals and reduced weighting of the individual and discretionary components.
The long-term incentive award program will no longer include performance goals that overlap with the annual incentive award program and will solely measure performance based on relative TSR over a multi-year period (with an absolute TSR modifier).

Our Chief Executive Officer was granted 33 percent fewer shares of restricted stock in 2018 as compared to 2017.

Compensation Philosophy and Objectives

The executive compensation program supports our commitment to providing superior stockholder value. This program is designed to:

◦	attract, retain and reward executives who have the motivation, experience and skills necessary to lead us effectively and encourage them to make career commitments to us;

◦	base executive compensation levels on our overall financial and operational performance and the individual contribution of an executive officer to our success;

◦	create a link between the performance of our stock and executive compensation; and

◦	position executive compensation levels to be competitive with other similarly situated public companies within the real estate industry.

Element	Compensation Objectives and Key Features
Base Salary	Fixed compensation component that provides a minimum level of cash to compensate the executive officer for the scope and complexity of the position.
Amounts based on an evaluation of the executive officer's experience, position and responsibility as well as intended to be competitive in the marketplace to attract and retain executives.
Annual Incentive Award	Variable cash compensation component that provides incentive to the executive officer based on the Compensation Committee's assessment of both annual corporate and individual performance.
Measures of corporate performance principally focused on Core FFO and other key operating metrics.
Long-Term Incentive	Variable equity compensation component focused on executive retention that provides longer-term motivation with the effect of linking stock price performance to executive compensation.

For 2017 performance, the compensation mix for our CEO and other named executive officers is shown below:

Compensation Mix
CEO
6.6%
9.9%
83.5%
NEOs
14.3%
25.0%
60.7%
Base Salary
Annual Incentive Award
Long-Term Incentive (50% Performance/50% Restricted Stock)

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all decisions regarding the compensation of executive officers, including cash-based and equity-based incentive compensation programs. The Compensation Committee reviews the performance and determines the annual incentive compensation of the Chief Executive Officer. Together the Compensation Committee and the Chief Executive Officer review the performance of the other executive officers. The Chief Executive Officer can recommend certain compensation incentives, including equity award amounts, to the Compensation Committee, which can exercise its discretion in approving or modifying such recommendations for other executive officers.

Use of Comparative Market Data

We select our peer group, for purposes of comparing our executive compensation, based on a number of quantitative and qualitative factors including, but not limited to, revenues, total assets, market capitalization, industry, sub-industry, location, TSR history, executive compensation components, and peer decisions made by other companies. From time to time, our peer group is updated based on most recent publicly available market information and the aforementioned factors and application of judgment.

During 2017, our peer group was updated to the entities shown in the table below. In comparison to our 2016 peer group, Post Properties, Inc. merged into Mid-America Apartments Communities, Inc. and is no longer reflected as a result. Additionally, Education Realty Trust, Inc., a student housing REIT, was removed and AvalonBay Communities, Inc. and Essex Property Trust, Inc., multi-family REITs, were added. Among the other factors described in the paragraph above, we placed emphasis on relative size in selecting our peers. For 2017, we were at or above the median in comparison to our peer group in relative percentile rankings for:

◦	Number of employees - 76th percentile

◦	UPREIT market capitalization - 53rd percentile

◦	Total capitalization - 55th percentile

◦	TSR - 99th percentile

Company Name	Property Focus	Headquarters
American Campus Communities, Inc.	Student Housing	Austin, TX
Apartment Investment and Management Company	Multi-Family	Denver, CO
AvalonBay Communities, Inc.	Multi-Family	Arlington , VA
Brandywine Realty Trust	Office	Radnor, PA
Camden Property Trust	Multi-Family	Houston, TX
CubeSmart	Self-Storage	Malvern, PA
Equity LifeStyle Properties, Inc.	Manufactured Home	Chicago, IL
Essex Property Trust, Inc.	Multi-Family	San Mateo, CA
Mid-America Apartment Communities, Inc.	Multi-Family	Memphis, TN
Tanger Factory Outlet Centers, Inc.	Retail	Greensboro, NC
Taubman Centers, Inc.	Regional Mall	Bloomfield Hills, MI
UDR, Inc.	Multi-Family	Highlands Ranch, CO
Weingarten Realty Investors	Shopping Center	Houston, TX

Compensation Processes

The Compensation Committee considers (a) internal equity among executive officers; (b) market data for the positions held by these executives; (c) each executive’s duties, responsibilities, and experience level; (d) each executive’s performance and contribution to our success; and (e) cost to us when determining levels of compensation. In order to implement our executive compensation philosophy, the Compensation Committee exercises its independent discretion in reviewing and approving the executive compensation program as a whole, as well as specific compensation levels for each executive officer. Final aggregate compensation determinations for each fiscal year are made after the end of the fiscal year and after financial statements for the year become available. At that time, the Compensation Committee determines the annual incentive award, if any, for the past year’s performance, and makes decisions on awards of equity-based compensation.

Advisory Vote on Executive Compensation

The Compensation Committee also considered the results of the advisory vote by stockholders on executive compensation, or the "say-on-pay" proposal, presented to stockholders at our May 18, 2017 annual meeting. Our say-on-pay proposal received strong stockholder support, at 87 percent of the shares cast for our 2017 executive compensation. Based on the votes from our 2017 annual meeting, we will continue to offer an annual non-binding advisory vote on the executive compensation. Accordingly, the Compensation Committee made no direct changes to the Company's executive compensation program for the year ended December 31, 2017, but did recently elect to review the program. Changes that came about as a result of the review are detailed in 2018 Compensation section further below.

2017 Compensation

Base Salary

Base salary is generally based on factors such as an individual officer’s level of responsibility, prior years’ compensation, comparison to compensation of other officers, and compensation provided at competitive companies and companies of similar size. The base salaries for the named executive officers for the year ended December 31, 2017, were paid in accordance with existing employment agreements.

Executive	2017 Base Salary	2016 Base Salary	Percent Change
Gary A. Shiffman	$691,837	$691,837	—%
John B. McLaren	$525,000	$525,000	—%
Karen J. Dearing	$425,000	$425,000	—%
Jonathan M. Colman	$75,000	$75,000	—%

Along with peer company benchmarking, the Compensation Committee considered the overall growth in the Company's total capitalization, the number of communities that the Company owns and operates, the number of employees under management and the corresponding expansion of responsibilities for these executive officers when determining their base salaries.

Annual Incentive Award

The annual incentive awards motivate the executive officers to maximize our annual operating and financial performance and reward participants based on annual performance. The Compensation Committee annually reviews performance measures for determining award levels, including growth in key metrics and individual goals. In each case, actual performance is measured against targets established by the Compensation Committee. We view the measures below as key operating metrics which are primary drivers of long-term shareholder returns.

		% of Aggregate Annual Incentive Payment Eligibility
Metric	Rationale	Gary A. Shiffman	John B. McLaren	Karen J. Dearing
Core FFO Growth (1)	FFO is a standard operating performance measure for REITs as it excludes the effects of real estate gains, losses, depreciation and amortization. Core FFO is a primary operating measure in our publicly-reported earnings results, and is defined as FFO excluding certain items that are not related to our core operations.	15%	15%	15%
Recurring EBITDA(1)	EBITDA is a common operating performance measure among REITs, as it provides an indication of an entity's ability to cover fixed charges and continue to pay and increase dividends. Recurring EBITDA excludes certain items that are unusual or infrequently occurring.	15%	15%	15%
Leverage Target	Our leverage target ratio reflects the strength of our balance sheet and our ability to generate sufficient cash flows. By achieving and maintaining a low leverage target ratio, we are able to preserve and enhance stockholder value.	15%	—%	15%
Revenue Producing Site ("RPS") Gains	Revenue producing site gains represent the number of sites that we are able to fill during a period, net of the number of sites lost. By increasing revenue producing sites, we increase our portfolio occupancy and can maximize generation of revenues and shareholder returns.	—%	5%	—%
Risk Management Effectiveness	Risk management requires identification, assessment and prioritization of risks, followed by coordinated efforts to mitigate the likelihood and/or impact of unfavorable events. Effective risk management safeguards our assets and preserves our ability to generate earnings and cash flows.	15%	—%	15%
Controllable NOI ("CNOI") (1)	NOI is calculated by deducting direct property operating expenses from property operating revenues, thereby providing a measure of the actual operating performance of our properties. CNOI excludes certain items that have been deemed to be outside of Mr. McLaren's control.	—%	25%	—%
Individual Goals	The Compensation Committee reviews each executive officer's annual accomplishments in order to evaluate the specific contributions of each executive to our success and properly align pay and performance.	15%	15%	15%
Compensation Committee Discretion	The Compensation Committee may, in its sole discretion, award amounts to our executive officers for exceptional performance that are incremental to individual goals as described above.	25%	25%	25%

(1) Definitions of Core FFO, Recurring EBITDA and NOI are detailed in the Non-GAAP Financial Measures discussion below.

The Compensation Committee, in its discretion, may make adjustments to Core FFO in determining performance targets and achievement. For 2017, the Compensation Committee adjusted Core FFO to account for the impact of lost earnings related to catastrophic weather, as shown below.

Year Ended December 31, 2017
Core FFO	$4.17
Less: Loss of earnings - catastrophic weather related	(0.01)
Adjusted Core FFO	$4.16

The following illustrations show actual results achieved in 2017 as compared to the various target levels that were established for achievement of executive goals (dollar amounts in thousands).

Core FFO: Threshold Achievement ($4.16)

Threshold
Target
Maximum
$4.11
$4.17
$4.28

Recurring EBITDA: Maximum Achievement ($488,651)

Threshold
Target
Maximum
$476,362
$480,504
$488,651

Leverage Target: Target Achievement (6.3x)

Target = 7.0x

RPS Gains: No Achievement (2,406)

Threshold
Target
Maximum
2,563
2,814
3,014

Risk Management Effectiveness: Maximum Achievement (Excel)

Threshold = Met
Target = Exceed
Maximum = Excel

CNOI: Target Achievement ($617,548)

Threshold
Target
Maximum
$585,435
$622,410

Risk Management Effectiveness - goals were focused on the continued evaluation of threats to the organization and to oversee a comprehensive risk assessment strategy to address identified risks including but not limited to cyber security, legislative, capital markets, and organizational culture. The Compensation Committee determined that for 2017, both Mr. Shiffman and Ms. Dearing achieved their goals and as such, awarded maximum payouts of $259,439 and $159,375, respectively.

Individual Goals for Mr. Shiffman - were focused on strategic leadership of the organization and communication of our mission and values, implementation of systems and processes that assure physical, financial and human resources of our organization, providing strategic planning and guidance for growth through acquisitions and expansions and opportunistically accessing capital markets to fund growth and strengthen the balance sheet. The Compensation Committee determined that for 2017, Mr. Shiffman achieved the maximum payout for his individual goals and awarded him $259,439 as a result.

Individual Goals for Ms. Dearing - were focused on evaluation and implementation of strategies associated with our capital requirements and structure including debt and equity transactions, effectively leading our accounting, tax and information technology departments, and creating and communicating along with the other executive officers, our strategic vision. The
Compensation Committee determined that for 2017, Ms. Dearing achieved the maximum payout for her individual goals and awarded her $159,375 as a result.

Individual Goals for Mr. McLaren - were focused on operational execution of the organization associated with our communities and effectively leading our organization to ensure that we maintain being a premiere provider of manufactured housing and RV resorts. The Compensation Committee determined that for 2017, Mr. McLaren achieved the maximum payout and awarded him $196,875 for his achievements.

Discretionary Awards - based on the results achieved in 2017, including significant community acquisitions, financing transactions, equity transactions and diligent management of the Company's balance sheet, the Compensation Committee, elected to exercise its sole discretion to award Mr. Shiffman, Ms. Dearing and Mr. McLaren additional discretionary amounts of $20,756, $12,750 and $133,875, respectively.

The table below provides salary amounts and incentive opportunities as the basis for determination of our 2017 annual incentive awards.

		Incentive Opportunity (as a % of Salary)
Executive	2017 Base Salary	Threshold	Target	Maximum
Gary A. Shiffman	$691,837	80%	150%	250%
John B. McLaren	$525,000	80%	150%	250%
Karen J. Dearing	$425,000	80%	150%	250%

The table below shows the payout levels achieved by key metric for each executive officer, based on the actual results achieved as depicted above.

	Payout Achieved
Metric	Gary A. Shiffman	John B. McLaren	Karen J. Dearing
Core FFO Growth	$83,020	$63,000	$51,000
Recurring EBITDA	259,439	196,875	159,375
Leverage Target	155,663	N/A	95,625
RPS Gains	N/A	—	N/A
Risk Management Effectiveness	259,439	N/A	159,375
CNOI	N/A	196,875	N/A
Individual Goals	259,439	196,875	159,375
Compensation Committee Discretion	20,756	133,875	12,750
Total Amount Earned	$1,037,756	$787,500	$637,500

Total Amount Earned as a % of Target	100%	100%	100%
Total Amount Earned as a % of Maximum	60%	60%	60%

Jonathan M. Colman - the CEO reviews Mr. Colman's overall responsibilities, his individual performance during the year, the annual incentives of the other executive officers and his overall compensation and makes an incentive compensation recommendation to the Compensation Committee. The Compensation Committee then exercises its sole discretion in awarding incentive compensation to Mr. Colman. Mr. Colman's primary responsibilities include the identification, negotiation and execution of community acquisitions and dispositions. Accordingly, his incentive compensation is primarily variable based on the overall size and scope of these transactions. The CEO recommended, and the Compensation Committee approved, an annual incentive award for Mr. Colman of $375,236.

Long-Term Incentive Awards

2017 Awards

Long-term equity incentive awards are provided to the executive officers in order to increase their personal stake in our success and motivate them to enhance our long-term value while better aligning their interests with those of other stockholders. Equity awards are generally awarded in the form of restricted stock although stock options may also be utilized. The value of the restricted shares awarded is the price of a share of our stock as of the close of business on the grant date. On an annual basis the Compensation Committee reviews and approves the equity incentives to be issued to each of the executive officers for the prior year’s performance. There is no established target for long-term equity incentive awards for any of the executive officers. Rather, the Compensation Committee reviews this component of each executive officer’s total compensation on an annual basis. Our executive officers (as well as our employees that receive restricted stock awards) receive distributions on the restricted stock awards that have been granted to date, including restricted stock awards that have not vested.

The table below shows the financial and market performance shares from previously granted awards that vested during 2017, as compared to potential share payouts. In total, 42,644 shares vested out of 46,353 potential shares and 3,709 shares were forfeited.

Financial Performance Metric	Potential Shares	Performance Level	Potential Earned %	Achieved	Shares Vested
Core FFO Growth (1)	14,843	< 2%	—%
		≥ 2% to < 3%	33%
		≥ 3% to < 4%	50%
		≥ 4% to < 5%	75%	4.4%	11,134
		≥ 5%	100%
Same Community NOI Growth (1)	14,843	< 3%	—%
		≥ 3% to < 4%	33%
		≥ 4% to < 5%	50%
		≥ 5% to < 6%	75%
		≥ 6%	100%	7.1%	14,843

Market Performance Metric	Potential Shares	Performance Level	Potential Earned %	Achieved	Shares Vested
Absolute Cumulative TSR (2)	8,334	< 21%	—%
		≥ 21% to < 27%	50%
		≥ 27% to < 33%	75%
		≥ 33% to < 36%	90%
		≥ 36%	100%	103%	8,334
Relative TSR vs. MSCI US REIT Index (2)	8,333	Below Index	—%
		Index	50%
		Index +1%	75%
		Index +2%	85%
		Index +3%	100%	Index +58%	8,333

(1) Growth percentage is based on a comparison of our results for the year ended December 31, 2016 as compared to the same period in 2015.
(2) Measured over a 3-year period from January 1, 2014 to December 31, 2016.

The table below shows the financial performance, market performance and time vesting components for the long-term incentive awards that were granted to our executive officers in 2017 based on their performance in 2016.

2017 Awards Granted
Maximum Payout	Market Performance Shares (1)	Financial Performance Shares ()	Time Vesting Shares (3)
Gary A. Shiffman	37,500	37,500	75,000
John B. McLaren	6,250	6,250	12,500
Karen J. Dearing	6,250	6,250	12,500

Market Performance Shares (1)				Financial Performance Shares (2)
Absolute Cumulative TSR		Relative TSR vs. MSCI US REIT Index		Core FFO Growth		Same Community NOI Growth
Performance	Payout %	Performance	Payout %	Performance	Payout %	Performance	Payout %
< 21%	—%	Below Index	—%	< 2%	—%	< 2%	—%
≥ 21% to < 24%	60%	Index	60%	≥ 2% to < 3%	50%	≥ 2% to < 3%	50%
≥ 24% to < 27%	80%	Index +1%	80%	≥ 3% to < 4%	70%	≥ 3% to < 4%	70%
≥ 27% to < 30%	90%	Index +2%	90%	≥ 4% to < 5%	80%	≥ 4% to < 5%	80%
≥ 30%	100%	Index +3%	100%	≥ 5%	100%	≥ 5%	100%
(1) Measured over three overlapping three year periods FY 2017 - 2019, FY 2018 - 2020, FY 2019 - 2021. If the minimum performance level for each metric is met, the award is pro-rated between vesting levels.
(2) Measured over four consecutive one-year periods beginning FY 2017.
(3) Time vesting shares have a seven-year vesting period with vesting beginning on the third anniversary of the grant date of the award.

The Compensation Committee, in determining Mr. Shiffman's 2017 long-term incentive award, placed heavy weighting on our exceptional growth through acquisitions. We have become an industry leader in community acquisitions. From May 2011 to 2017, we acquired communities valued at approximately $4.5 billion, including the acquisition of the Carefree portfolio in 2016 for $1.7 billion, our largest acquisition to date. The acquisition of Carefree added over 27,000 developed sites in 103 total MH and RV communities, and expanded our presence in key coastal markets and into Canada, including addition of 78 total communities in Florida and California.

Mr. Shiffman was instrumental in the negotiation and execution of the Carefree acquisition. The Carefree acquisition was our third major acquisition in a competitive marketplace where we were able to offer favorable terms through creative strategies, inclusive of aligning the seller with the financial success of Sun by taking a position in the Company via shares of Sun stock rather than a cash only purchase price. Under his leadership, we successfully integrated the full Carefree portfolio onto our operating platform six months faster than anticipated, while still achieving nearly all of the Company's other operational and performance metrics. The integration of the Carefree communities was executed smoothly, both culturally and operationally, which resulted in rapid outperformance of the pro forma results expected in the transaction. Mr. Shiffman's 2017 long-term incentive award was commensurate with his achievement of this landmark acquisition, and the exceptional results that followed.

2018 Compensation

Our say-on-pay proposal in 2017 received strong stockholder support, at 87 percent of the shares cast for our executive compensation. However, based on emerging trends and industry benchmarking, our Compensation Committee has approved and adopted the compensation components as detailed below for 2018.

Base Salary

Annual base salaries for our executive officers will remain the same for the third year in a row as detailed in the table below.

Executive	2018 Base Salary	2017 Base Salary	Percent Change
Gary A. Shiffman	$691,837	$691,837	—%
John B. McLaren	$525,000	$525,000	—%
Karen J. Dearing	$425,000	$425,000	—%
Jonathan M. Colman	$75,000	$75,000	—%

Annual Incentive Awards

Annual incentive awards for our executive officers in 2018 are based on the metric weightings shown in the tables below. The 2018 weighting reflects increased use of specific quantifiable goals as compared to 2017, with a corresponding decrease to individual and discretionary goals.

CEO and CFO	Weighting
Metric	2017	2018
Core FFO Growth	15%	30%
Recurring EBITDA Growth	15%	15%
Same Community NOI Growth	—%	15%
Acquisitions, Expansions and Development	—%	15%
Leverage Target	15%	—%
Risk Management Effectiveness	15%	—%
Individual Goals / Compensation Committee Discretion	40%	25%

President & COO	Weighting
Metric	2017	2018
Same Community NOI Growth	—%	30%
Controllable NOI (CNOI) Growth	25%	15%
Core FFO Growth	15%	15%
Revenue Producing Site (RPS) Gains	5%	15%
Recurring EBITDA Growth (1)	15%	—%
Individual Goals / Compensation Committee Discretion	40%	25%

For each of the metrics above, the incentive opportunity as a percentage of salary for 2018 is shown below.

	Threshold	Target	Maximum
2018 - Incentive opportunity as a % of Salary	100%	150%	200%

Long-Term Incentive Awards

In February 2018, the Compensation Committee granted Messrs. Shiffman and McLaren and Ms. Dearing long-term incentive awards as detailed in the tables below for 2017 performance. In determining the long-term incentive awards for 2018, the Compensation Committee considered our continued strong performance. In particular, we achieved 1-year TSR of 24.9 percent compared to 5.1 percent achieved by the MSCI US REIT Index. Additional factors included, but were not limited to, Core FFO growth of 10 percent compared to 2016, 6.9 percent growth in Same Community NOI compared to 2016, record RPS gains, reduction of our leverage ratio to 6.3 times as compared to 7.5 times compared to 2016, and the acquisition of nine communities for approximately $150 million.

2018 Awards Granted	Market Performance Shares (1)	Time Vesting Shares (2)
Gary A. Shiffman	60,000	40,000
John B. McLaren	15,000	10,000
Karen J. Dearing	15,000	10,000

	Metric	Threshold	Target	Maximum
Market Performance Shares	Relative TSR vs. MSCI US REIT Index	35th Percentile	55th Percentile	75th Percentile
	Payout	60%	80%	100%

(1) Measured over a three-year period from January 1, 2018 to December 31, 2020, vesting on January 1, 2021, with payout on a pro rata basis between levels.
(2) Time vesting shares vest annually over a five-year period on a pro rata basis beginning on the first anniversary of the grant date of the award.

The 2018 long-term incentive awards include updates that remove overlap between measurement periods and metric overlap with our annual incentive plan, as shown in the table below.

Award Feature	2017	2018
Potential shares	200,000	150,000
Award composition	Time based - 50%	Time based - 40%
	Market performance based - 25%	Market performance based - 60%
	Financial performance based - 25%	Financial performance based - N/A
Time vesting	7-year period with vesting beginning on the 3rd anniversary of the award	5-year period with pro rata vesting at each anniversary of the award
Performance Vesting	50% Relative TSR vs. MSCI US REIT Index	100% Relative TSR vs. MSCI US REIT Index
	50% Absolute TSR	Absolute TSR Modifier - limits payout to Target if absolute TSR is negative
Performance measurement period	Overlapping 3-year periods FY 2017 - 2019, FY 2018 - 2020, FY 2019 - 2021, with pro rata payout between levels.	Single 3-year period from FY 2018 - 2020, vesting 1/1/2021, with payout on a pro rata basis between levels

Risks Arising from Compensation Policies and Practices

Our senior management has assessed the enterprise-wide risks facing us and processes and procedures to mitigate such risks. In connection with such enterprise risk management process, our compensation programs were assessed, including program features that could potentially encourage excessive or imprudent risk taking and the specific aspects of our compensation policies and procedures which mitigate some of the material risks that might otherwise arise from such policies and procedures. Following this review, our management, Compensation Committee and Board of Directors affirmatively determined that there were no risks arising from the compensation policies and practices that are reasonably likely to have a material adverse effect on us.

Anti-Hedging Policy

The Company has adopted an anti-hedging policy under which its directors and executive officers who are subject to reporting requirements under Section 16 of the Exchange Act are prohibited from trading in any interest relating to the future price of the Company’s securities, such as a put, call or short sale.

Executive Stock Ownership Guidelines

In an effort to align the interests of the Company's management with those of its stockholders, the Company has adopted a policy under which its executive officers who are subject to reporting requirements under Section 16 of the Exchange Act are subject to equity ownership guidelines established as a multiple of annual base salary as follows:

Position	Multiple	Annual Base Measure
Chairman and CEO	6x	Base salary
President and other executive officers	3x	Base salary

Covered individuals are required to achieve compliance with these guidelines by the later of five years from the date of:

(i)    Adoption of these guidelines, which were adopted on July 14, 2014,
(ii)    Promotion to the covered position, or
(iii)    Start of employment with the Company.

As of March 16, 2018, each of our named executive officers satisfied the requirements of these stock ownership guidelines.

Summary Compensation Table
The following table includes information concerning compensation for our named executive officers for the fiscal year ended December 31, 2017:

Name and Principal Position	Year	Salary	Non-equity Incentive (1)	Stock Awards (2)	All Other Compensation (3)	Total
Gary A. Shiffman, Chairman,	2017	$691,837	$1,037,756	$11,895,000	$5,720	$13,630,313
and Chief Executive Officer	2016	$691,837	$791,837	$5,193,750	$3,783	$6,681,207
	2015	$691,837	$272,959	$6,381,000	$42,516	$7,388,312

John B. McLaren, President and	2017	$525,000	$787,500	$1,982,500	$876	$3,295,876
Chief Operating Officer	2016	$525,000	$1,398,750	$1,731,250	$876	$3,655,876
	2015	$488,892	$222,223	$3,168,750	$989	$3,880,854

Karen J. Dearing, Executive	2017	$425,000	$637,500	$1,982,500	$1,337	$3,046,337
Vice President, Treasurer, Chief	2016	$425,000	$1,325,000	$1,385,000	$2,659	$3,137,659
Financial Officer and Secretary	2015	$405,288	$201,322	$2,627,600	$2,213	$3,236,423

Jonathan M. Colman, Executive	2017	$75,000	$375,236	$—	$392	$450,628
Vice President	2016	$75,000	$1,143,676	$—	$392	$1,219,068
	2015	$75,000	$712,306	$—	$2,478	$789,784

(1)
See “2017 Compensation Decisions” above for additional information regarding annual incentive payments awarded in 2017. Although the annual incentive payments were earned for 2017, 2016 and 2015, certain payments were made in the subsequent year. Mr. Colman's 2015 incentive related compensation includes payment in the second half of 2016 for acquisition and disposition related achievements.

(2)
This column represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions with respect to these grants, refer to Note 10, Share-Based Compensation, in the Consolidated Financial Statements of our 2017 Annual Report on Form 10-K. This column does not include restricted stock awards granted in the subsequent year for current year performance.

(3)
Includes matching contributions to our 401(k) plan of $665, $0, $144 and $163 for each of Messrs. Shiffman, McLaren and Colman and Ms. Dearing, respectively; for the year ended December 31, 2017. Includes matching contributions to our 401(k) plan of $798, $0, $144 and $981 for each of Messrs. Shiffman, McLaren and Colman and Ms. Dearing, respectively; for the year ended December 31, 2016. Includes matching contributions to our 401(k) plan of $665, $0, $1,489 and $749 for each of Messrs. Shiffman, McLaren and Colman and Ms. Dearing, respectively, for the year ended December 31, 2015. Also includes premiums for life insurance and accidental death and disability insurance in the amount of $876 for each of Messrs. Shiffman and McLaren and Ms. Dearing, and $248 for Mr. Colman for the year ended December 31, 2017. Includes premiums for life insurance and accidental death and disability insurance in the amount of $876 for each of Messrs. Shiffman and McLaren and Ms. Dearing, and $248 for Mr. Colman for the year ended December 31, 2016. Includes premiums for life insurance and accidental death and disability insurance in the amount of $989 for each of Messrs. Shiffman, McLaren and Colman and Ms. Dearing for the year ended December 31, 2015. Includes perquisites for sporting events and/or entertainment valued in the amounts of $4,179 and $298 for Mr. Shiffman and Ms. Dearing for the year ended December 31, 2017. Includes perquisites for sporting events and/or entertainment valued in the amounts of $2,109 and $802 for Mr. Shiffman and Ms. Dearing for the year ended December 31, 2016. Includes perquisites for sporting events and/or entertainment valued in the amounts of $1,862 and $475 for Mr. Shiffman and Ms. Dearing, for the year ended December 31, 2015. Includes $0, $0 and $39,000 paid to Mr. Shiffman by Origen Financial, Inc. for service on its Board of Directors for the years ended December 31, 2017, 2016 and 2015, respectively. During 2015, Origen Financial, Inc. was an affiliate of the Company.

CEO Pay Ratio

Median Employee Compensation

As of October 30, 2017, we employed over 2,900 talented individuals in full-time, part-time, seasonal and temporary positions in the United States and Canada. These employees can be categorized into the following areas:

◦
Approximately 77 percent of our employees support operations at our 350 communities, in positions including but not limited to office assistants, coordinators, housekeepers, groundskeepers and cashiers. These employees are primarily part-time or seasonal and paid on an hourly basis. The median annual total compensation for these employees in 2017 was $20,805.

◦
The operational support employees described above are overseen by community managers who are led by regional, divisional and senior vice presidents that account for 12 percent of our workforce in the aggregate. The median annual total compensation for these employees in 2017 was $62,711.

◦
Approximately 11 percent of our workforce is comprised of corporate employees located primarily at our main office. These employees include our executive management team as well as our finance, human resources and information technology professionals. The median annual total compensation for these employees in 2017 was $57,822.

Our median employee, a guest services coordinator, was identified from base compensation payroll records as of October 30, 2017, after annualization of compensation for applicable part-time and full-time employees. Base compensation does not include every element of compensation, but does reasonably reflect annual compensation for our employee population.

Total annual compensation for the identified median employee, on a basis consistent with the Summary Compensation Table requirements and excluding our CEO, was $25,834 for 2017. As a result of the CEO and median employee compensation per above, our CEO pay ratio for 2017 was 528:1. The three year average CEO pay ratio for 2017, 2016 and 2015 was 347:1.

Employment Agreements

Gary A. Shiffman

In June 2013, we entered into an employment agreement with Gary A. Shiffman, under which he serves as our Chief Executive Officer. The employment agreement was amended in July 2014. He also served as our President until February 2014. Mr. Shiffman's employment agreement has an initial term ending June 20, 2018, and will be automatically renewed for successive one year terms thereafter unless either party timely terminates the agreement. Pursuant to this employment agreement, Mr. Shiffman's initial annual base salary was $671,000, which amount is increased by an annual cost of living adjustment on January 1 of each year of the term. Mr. Shiffman has elected not to receive the annual cost of living adjustment since 2015 and has had an annual base salary of $691,837 since that time. In addition to his base salary, and prior to the amendment described below, we may pay Mr. Shiffman annual incentive compensation in an amount determined by the Compensation Committee. In determining bonuses, the Compensation Committee in its sole discretion may take into account such criteria as it deems relevant or necessary in its discretion, including, without limitation, whether Mr. Shiffman fulfills any individual goals and objectives set by the Compensation Committee, the Company's performance and industry factors. Although bonuses are not subject to pre-determined contractual caps and are not required to be determined by reference to any pre-determined contractual criteria, the Compensation Committee intends to set a maximum bonus amount and specific performance criteria pursuant to a written plan for Mr. Shiffman adopted before the beginning of each year. Incentive compensation paid or payable to Mr. Shiffman under the employment agreement shall not be deemed to be fully earned and vested, and must be repaid to the extent such incentive compensation becomes subject to clawback pursuant to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, any rules promulgated thereunder or the rules and regulations of the New York Stock Exchange. Mr. Shiffman's incentive-based compensation, including equity-based incentive compensation, is also subject to our Executive Compensation "Clawback" Policy (the "Clawback Policy"), under which the Compensation Committee may seek recoupment of incentive compensation if any of our officers engages in fraud, willful misconduct or gross negligence that directly caused or otherwise directly contributed to the need for a material restatement of our financial results in order to comply with federal securities laws. The non-competition clauses of Mr. Shiffman’s employment agreement preclude him from engaging, directly or indirectly: (a) in the real estate business or any other business competitive with our business during the period he is employed by us; and (b) in the MH community business or any other business competitive with our business for a period of 18 months following the period he is employed by us. However, Mr. Shiffman’s employment agreement does allow him to make passive investments relating to real estate in general. See "Change in Control and Severance Payments" for a description of the terms of Mr. Shiffman's employment agreement relating to change in control and severance payments.

A copy of Mr. Shiffman’s employment agreement, as amended, is attached as exhibits to our periodic filings under the Exchange Act.

John B. McLaren

On May 19, 2015, we entered into an employment agreement with John B. McLaren pursuant to which Mr. McLaren serves as our President and Chief Operating Officer. Mr. McLaren's employment agreement is for an initial term ending on May 1, 2020. The employment agreement is automatically renewable for successive one year terms thereafter unless either party timely terminates the employment agreement. Pursuant to the employment agreement, Mr. McLaren is paid an annual base salary of $525,000 during the term of the employment agreement. Mr. McLaren is eligible for annual incentive compensation determined by the Compensation Committee. In determining bonuses, the Compensation Committee in its sole discretion may take into account such criteria as it deems relevant or necessary in its discretion, including, without limitation, whether Mr. McLaren fulfills any individual goals and objectives set by the Compensation Committee, the Company's performance and industry factors. Although bonuses are not subject to pre-determined contractual caps and are not required to be determined by reference to any pre-determined contractual criteria, the Compensation Committee intends to set a maximum bonus amount and specific performance criteria pursuant to a written plan for Mr. McLaren adopted before the beginning of each year. Incentive compensation paid or payable to Mr. McLaren under the employment agreement shall not be deemed to be fully earned and vested, and must be repaid to the extent such incentive compensation becomes subject to clawback pursuant to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, any rules promulgated thereunder or the rules and regulations of the NYSE. Mr. McLaren's incentive-based compensation, including equity-based incentive compensation, is also subject to our Clawback Policy, under which the Compensation Committee may seek recoupment of incentive compensation if any of our officers engages in fraud, willful misconduct or gross negligence that directly caused or otherwise directly contributed to the need for a material restatement of our financial results in order to comply with federal securities laws. The non-competition clauses of Mr. McLaren’s employment agreement preclude him from engaging, directly or indirectly, in the development, ownership, leasing, management, financing, or sales of MH communities, RV communities or manufactured homes anywhere in the continental U.S. or Canada during the period he is employed by us and for a period of up to 24 months following the period he is employed by us; provided, however, that if Mr. McLaren is terminated without cause, as defined in his employment agreement, the period of non-competition shall be reduced to 12 months following the period he is employed by us. Notwithstanding, Mr. McLaren’s employment agreement does allow him to make passive investments in publicly-traded entities engaged in our business during the period he is employed by us. See “Change in Control and Severance Payments” for a description of the terms of Mr. McLaren's employment agreement relating to change of control and severance payments.

A copy of Mr. McLaren’s employment agreement, as amended, is attached as exhibits to our periodic filings under the Exchange Act.

Karen J. Dearing

On July 16, 2015, we entered into an employment agreement with Karen J. Dearing pursuant to which Ms. Dearing serves as our Executive Vice President, Chief Financial Officer, Secretary, and Treasurer. Ms. Dearing's employment agreement is for an initial term ending on June 30, 2020. The employment agreement is automatically renewable for successive one year terms thereafter unless either party timely terminates the agreement. Pursuant to the employment agreement, Ms. Dearing is paid an annual base salary of $425,000 during the term on the agreement. In addition to her base salary and in accordance with the terms of her employment agreement, Ms. Dearing is eligible for annual incentive compensation determined by the Compensation Committee. In determining bonuses, the Compensation Committee in its sole discretion may take into account such criteria as it deems relevant or necessary in its discretion, including, without limitation, whether Ms. Dearing fulfills any individual goals and objectives set by the Compensation Committee, the Company's performance and industry factors. Although bonuses are not subject to pre-determined contractual caps and are not required to be determined by reference to any pre-determined contractual criteria, the Compensation Committee intends to set a maximum bonus amount and specific performance criteria pursuant to a written plan for Ms. Dearing adopted before the beginning of each year. Incentive compensation paid or payable to Ms. Dearing under the employment agreement shall not be deemed to be fully earned and vested, and must be repaid to the extent such incentive compensation becomes subject to clawback pursuant to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, any rules promulgated thereunder or the rules and regulations of the NYSE. Ms. Dearing's incentive-based compensation, including equity-based incentive compensation, is also subject to our Clawback Policy, under which the Compensation Committee may seek recoupment of incentive compensation if any of our officers engages in fraud, willful misconduct or gross negligence that directly caused or otherwise directly contributed to the need for a material restatement of our financial results in order to comply with federal securities laws. The non-competition clauses of Ms. Dearing’s employment agreement preclude her from engaging, directly or indirectly, in the development, ownership, leasing, management, financing, or sales of MH communities, RV communities or manufactured homes anywhere in the continental U.S. or Canada during the period she is employed by us and for a period of up to 24 months following the period she is employed by us; provided, however, that if Ms. Dearing is terminated without cause, as defined in her employment agreement, the period of non-competition shall be reduced to 12 months following the period she is employed by us. Notwithstanding, Ms. Dearing’s employment agreement does allow her to make passive investments in publicly-traded entities engaged in our business during the period she is employed by us. See “Change in Control and Severance Payments” for a description of the terms of Ms. Dearing's employment agreement relating to change of control and severance payments.

A copy of Ms. Dearing’s employment agreement, as amended, is attached as exhibits to our periodic filings under the Exchange Act.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Code limits the deductibility on our tax return of compensation over $1.0 million to any of our named executive officers. We believe that, because we qualify as a REIT under the Code and therefore are not subject to federal income taxes on our income to the extent distributed, the payment of compensation that does not satisfy the requirements of Section 162(m) has not and will not generally affect our net income. However, to the extent that compensation does not qualify for deduction of Section 162(m), a larger portion of stockholder distributions may be subject to federal income taxation as dividend income rather than return of capital. We do not believe that Section 162(m) has materially affected or will materially affect the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder. For these reasons, Section 162(m) is not a significant factor in the Compensation Committee’s compensation policy and practices. In 2017, we paid $7,980,161 to Mr. Shiffman, $2,312,957 to Mr. McLaren, $1,799,319 to Ms. Dearing and $304,245 to Mr. Colman that was subject to Section 162(m).

409A Considerations

We have also taken into consideration Code Section 409A in the design and implementation of our compensation programs. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the executive is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income.

Grants of Plan-Based Awards

We made the following grants of restricted shares of our common stock to certain named executive officers in 2017.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stocks or Units (#)		Grant Date Fair Value of Stock Awards (1)
Gary A. Shiffman	3/14/2017	75,000		$5,947,500
	3/14/2017	37,500	(2)	$2,973,750
	3/14/2017	37,500	(3)	$2,973,750

John B. McLaren	3/14/2017	12,500		$991,250
	3/14/2017	6,250	(2)	$495,625
	3/14/2017	6,250	(3)	$495,625

Karen J. Dearing	3/14/2017	12,500		$991,250
	3/14/2017	6,250	(2)	$495,625
	3/14/2017	6,250	(3)	$495,625
(1) Pursuant to SEC rules, this column represents the total fair market value of restricted stock awards, in accordance with FASB ASC Topic 718.
(2) Award is subject to market performance criteria.
(3) Award is subject to financial performance criteria.

Refer to Compensation Discussion and Analysis - Long-Term Incentive Awards - 2017 Awards above for additional information regarding these awards.

Non-GAAP Financial Measures

Investors in and analysts following the real estate industry utilize funds from operations (“FFO”), net operating income (“NOI”), and recurring earnings before interest, tax, depreciation and amortization (“Recurring EBITDA”) as supplemental performance measures. We believe FFO, NOI, and Recurring EBITDA are appropriate measures given their wide use by and relevance to investors and analysts. FFO, reflecting the assumption that real estate values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation/amortization of real estate assets. NOI provides a measure of rental operations and does not factor in depreciation/amortization and non-property specific expenses such as general and administrative expenses. Recurring EBITDA, a metric calculated as EBITDA exclusive of certain nonrecurring items, provides a further tool to evaluate ability to incur and service debt and to fund dividends and other cash needs. Additionally, FFO, NOI, and Recurring EBITDA are commonly used in various ratios, pricing multiples/yields and returns and valuation calculations used to measure financial position, performance and value.

FFO is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income (loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales of depreciable operating property, plus real estate-related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO is a non-GAAP financial measure that management believes is a useful supplemental measure of the Company’s operating performance. Management generally considers FFO to be a useful measure for reviewing comparative operating and financial performance because, by excluding gains and losses related to sales of previously depreciated operating real estate assets, impairment and excluding real estate asset depreciation and amortization (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO provides a performance measure that, when compared period-over-period, reflects the impact to operations from trends in occupancy rates, rental rates, and operating costs, providing perspective not readily apparent from net income (loss). Management believes that the use of FFO has been beneficial in improving the understanding of operating results of REITs among the investing public and making comparisons of REIT operating results more meaningful. FFO is computed in accordance with the Company’s interpretation of standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company. The Company also uses FFO excluding certain gain and loss items that management considers unrelated to the operational and financial performance of our core business (“Core FFO”). We believe that this provides investors with another financial measure of our operating performance that is more comparable when evaluating period-over-period results.

Because FFO excludes significant economic components of net income (loss) including depreciation and amortization, FFO should be used as an adjunct to net income (loss) and not as an alternative to net income (loss). The principal limitation of FFO is that it does not represent cash flow from operations as defined by GAAP and is a supplemental measure of performance that does not replace net income (loss) as a measure of performance or net cash provided by operating activities as a measure of liquidity. In addition, FFO is not intended as a measure of a REIT’s ability to meet debt principal repayments and other cash requirements, nor as a measure of working capital. FFO only provides investors with an additional performance measure that, when combined with measures computed in accordance with GAAP such as net income (loss), cash flow from operating activities, investing activities and financing activities, provide investors with an indication of our ability to service debt and to fund acquisitions and other expenditures. Other REITs may use different methods for calculating FFO, accordingly, our FFO may not be comparable to other REITs.

NOI is derived from revenues minus property operating expenses and real estate taxes. NOI does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income (loss) (determined in accordance with GAAP) as an indication of the Company’s financial performance or to be an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity; nor is it indicative of funds available for the Company’s cash needs, including its ability to make cash distributions. The Company believes that net income (loss) is the most directly comparable GAAP measurement to NOI. Because of the inclusion of items such as interest, depreciation, and amortization, the use of net income (loss) as a performance measure is limited as these items may not accurately reflect the actual change in market value of a property, in the case of depreciation and in the case of interest, may not necessarily be linked to the operating performance of a real estate asset, as it is often incurred at a parent company level and not at a property level. The Company believes that NOI is helpful to investors as a measure of operating performance because it is an indicator of the return on property investment, and provides a method of comparing property performance over time. The Company uses NOI as a key management tool when evaluating performance and growth of particular properties and/or groups of properties. The principal limitation of NOI is that it excludes depreciation, amortization interest expense and non-property specific expenses such as general and administrative expenses, all of which are significant costs, therefore, NOI is a measure of the operating performance of the properties of the Company rather than of the Company overall.

EBITDA is defined as NOI plus other income, plus (minus) equity earnings (loss) from affiliates, minus general and administrative expenses. EBITDA includes EBITDA from discontinued operations. The Company believes that net income (loss) is the most directly comparable GAAP measurement to EBITDA.

Reconciliations to Non-GAAP Financial Measures

The following table reconciles Net Income Attributable to Sun Communities, Inc. Common Stockholders to Funds from Operations (amounts in thousands except for per share data):

	Year Ended December 31,
	2017	2016	2015
Net income attributable to Sun Communities, Inc. common stockholders	$65,021	$17,369	$137,325
Adjustments:
Depreciation and amortization	262,211	221,576	178,048
Amounts attributable to noncontrolling interests	4,535	(41)	9,644
Preferred return to preferred OP units	2,320	2,462	2,612
Preferred distribution to Series A-4 preferred stock	2,107	—	—
Gain on disposition of properties, net	—	—	(125,376)
Gain on disposition of assets, net	(16,075)	(15,713)	(10,125)
FFO attributable to Sun Communities, Inc. common stockholders and dilutive convertible securities	320,119	225,653	192,128
Adjustments:
Transaction costs	9,801	31,914	17,803
Other acquisition related costs	2,810	3,328	—
Income from affiliate transactions	—	(500)	(7,500)
Catastrophic weather related charges, net	8,352	1,172	—
Loss of earnings - catastrophic weather related	292	—	—
Preferred stock redemption costs	—	—	4,328
Loss on extinguishment of debt	6,019	1,127	2,800
Other (income) / expenses, net	(8,982)	4,676	—
Debt premium write-off	(1,343)	(839)	—
Ground lease intangible write-off	898	—	—
Deferred tax (benefit) / expense	(582)	(400)	1,000
Core FFO attributable to Sun Communities, Inc. common stockholders and dilutive convertible securities excluding certain items	$337,384	$266,131	$210,559

Weighted average common shares outstanding - basic	76,084	65,856	53,686
Weighted average common shares outstanding - fully diluted	80,996	70,165	57,979

FFO attributable to Sun Communities, Inc. common stockholders and dilutive convertible securities per share - fully diluted	$3.95	$3.22	$3.31
Core FFO attributable to Sun Communities, Inc. common stockholders and dilutive convertible securities per share excluding certain items - fully diluted	$4.17	$3.79	$3.63

The following table reconciles Net Income Attributable to Sun Communities, Inc. Common Stockholders to Recurring EBITDA (amounts in thousands):

	Year Ended December 31,
	2017	2016	2015
Net income attributable to Sun Communities, Inc., common stockholders	$65,021	$17,369	$137,325
Interest	130,242	122,315	110,878
Depreciation and amortization	261,536	221,770	177,637
Loss on extinguishment of debt	6,019	1,127	2,800
Transaction costs	9,801	31,914	17,803
Catastrophic weather related charges, net	8,352	1,172	—
Other (income) / expense, net	(8,982)	4,676	—
Gain on disposition of properties, net	—	—	(125,376)
Current tax expense	446	683	158
Deferred tax expense / (benefit)	(582)	(400)	1,000
Income from affiliate transactions	—	(500)	(7,500)
Preferred return to preferred OP units	4,581	5,006	4,973
Amounts attributable to noncontrolling interests	5,055	150	10,054
Preferred stock distribution	7,162	8,946	13,793
Preferred stock redemption costs	—	—	4,328
RECURRING EBITDA	$488,651	$414,228	$347,873

The following table reconciles Net Income Attributable to Sun Communities, Inc. Common Stockholders to Net Operating Income (amounts in thousands):

	Year Ended December 31,
	2017	2016	2015
Net income attributable to Sun Communities, Inc., common stockholders:	$65,021	$17,369	$137,325
Other revenues	(24,874)	(21,150)	(18,157)
Home selling expenses	12,457	9,744	7,476
General and administrative	74,711	64,087	47,455
Transaction costs	9,801	31,914	17,803
Depreciation and amortization	261,536	221,770	177,637
Loss on extinguishment of debt	6,019	1,127	2,800
Interest expense	130,242	122,315	110,878
Catastrophic weather related charges, net	8,352	1,172	—
Other income / (expense), net	(8,982)	4,676	—
Gain on disposition of properties, net	—	—	(125,376)
Current tax expense	446	683	158
Deferred tax (benefit) / expense	(582)	(400)	1,000
Income from affiliate transactions	—	(500)	(7,500)
Preferred return to preferred OP units	4,581	5,006	4,973
Amounts attributable to noncontrolling interests	5,055	150	10,054
Preferred stock distributions	7,162	8,946	13,793
Preferred stock redemption costs	—	—	4,328
NOI / Gross profit	$550,945	$466,909	$384,647

	Year Ended December 31,
	2017	2016	2015
Real Property NOI	$479,662	$403,337	$335,567
Rental Program NOI	92,382	85,086	83,232
Home Sales NOI / Gross profit	32,294	30,087	20,787
Ancillary NOI / Gross profit	10,440	9,999	7,013
Site rent from Rental Program (included in Real Property NOI)	(63,833)	(61,600)	(61,952)
NOI / Gross profit	$550,945	$466,909	$384,647

Outstanding Equity Awards at Fiscal Year-End

The following table provides certain information with respect to the value of all restricted share awards previously granted our named executive officers. None of the named executive officers hold any unexercised options.

Outstanding Equity Awards at Fiscal Year-End as of December 31, 2017

			Share Awards
Name	Grant Date	Time Vested, Market or Performance (2)	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested (1)
Gary A. Shiffman	12/14/2012	T1	6,668	$618,657
	2/15/2013	T1	26,667	$2,474,164
	6/20/2013	T5	45,000	$4,175,100
	6/30/2014	T2	5,000	$463,900
	10/14/2014	M1	16,666	$1,546,271
	10/14/2014	P1	12,500	$1,159,750
	4/14/2015	T2	50,000	$4,639,000
	4/14/2015	M2	25,000	$2,319,500
	4/14/2015	P1	12,500	$1,159,750
	3/20/2016	T3	37,500	$3,479,250
	3/20/2016	M2	18,750	$1,739,625
	3/20/2016	P1	14,063	$1,304,765
	3/14/2017	T3	75,000	$6,958,500
	3/14/2017	M2	37,500	$3,479,250
	3/14/2017	P1	37,500	$3,479,250

John B. McLaren	2/5/2008	T4	500	$46,390
	2/20/2012	T2	5,000	$463,900
	2/15/2013	T2	12,000	$1,113,360
	6/30/2014	T2	20,000	$1,855,600
	4/14/2015	T2	12,500	$1,159,750
	4/14/2015	M2	6,250	$579,875
	4/14/2015	P1	3,126	$290,030
	5/19/2015	T5	25,000	$2,319,500
	3/20/2016	T3	17,500	$1,623,650
	3/20/2016	M2	8,750	$811,825
	3/20/2016	P1	6,563	$608,915
	3/14/2017	T3	12,500	$1,159,750
	3/14/2017	M2	6,250	$579,875
	3/14/2017	P1	6,250	$579,875

Karen J. Dearing	2/5/2008	T4	500	$46,390
	2/20/2012	T2	2,500	$231,950
	2/15/2013	T2	12,000	$1,113,360
	6/30/2014	T2	25,000	$2,319,500
	4/14/2015	T2	10,000	$927,800
	4/14/2015	M2	5,000	$463,900
	4/14/2015	P1	2,500	$231,950
	7/16/2015	T5	20,000	$1,855,600
	3/20/2016	T3	10,000	$927,800
	3/20/2016	M2	5,000	$463,900
	3/20/2016	P1	3,750	$347,925
	3/14/2017	T3	12,500	$1,159,750
	3/14/2017	M2	6,250	$579,875
	3/14/2017	P1	6,250	$579,875

Jonathan M. Colman	3/15/2013	T2	2,400	$222,672
	2/12/2014	T2	8,000	$742,240

(1)	Value based on $92.78, the closing price of our common stock on NYSE on December 31, 2017.

(2)	Time-vested anniversary year	T1	T2	T3	T4	T5
	1	—%	—%	—%	—%	—%
	2	—%	—%	—%	—%	—%
	3	—%	—%	20%	—%	35%
	4	33%	20%	30%	35%	35%
	5	33%	30%	35%	35%	20%
	6	34%	35%	10%	20%	5%
	7	—%	10%	5%	5%	5%
	8	—%	5%	—%	—%	—%
	9	—%	—%	—%	5%	—%

	Market anniversary year	M1	M2
	1	—%	—%
	2	33%	—%
	3	33%	33%
	4	34%	33%
	5	—%	34%

	Performance anniversary year	P1
	1	25%
	2	25%
	3	25%
	4	25%

Stock Vested During Last Fiscal Year

The following table sets forth certain information concerning shares held by our named executive officers that vested during the fiscal year ended December 31, 2017:

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Gary A. Shiffman	13,333	$1,073,706
	27,605	$2,280,449
	4,101	$328,121
	5,469	$448,567
	16,668	$1,390,945
	52,500	$4,762,275
	6,666	$630,937

John B. McLaren	4,167	$317,234
	3,000	$241,590
	3,000	$243,060
	1,914	$153,139
	1,367	$112,121
	2,500	$208,625

Karen J. Dearing	2,500	$190,325
	3,000	$241,530
	1,500	$121,530
	1,094	$87,531
	1,094	$89,730
	3,334	$278,222

Jonathan M. Colman	600	$48,318

Change in Control and Severance Payments

Under their employment agreements, we are obligated to make severance and change in control payments to Mr. Shiffman, Mr. McLaren and Ms. Dearing under certain circumstances. If any such executive is terminated without “cause” or for "good reason" as defined in his or her employment agreement, he or she is entitled to any accrued but unpaid salary, incentive compensation and benefits through the effective date of termination. In addition, subject to the execution of a general release and continued compliance with his or her non-competition and confidentiality covenants, Mr. Shiffman is entitled to a continuation of salary for up to 18 months after termination, and each of Ms. Dearing and Mr. McLaren is entitled to a continuation of salary for up to 12 months after termination. If Mr. Shiffman’s, Mr. McLaren’s or Ms. Dearing’s employment is terminated due to death or disability, he or she or his or her successors and assigns, is entitled to any accrued but unpaid salary, incentive compensation and benefits through the effective date of termination. In addition, Mr. Shiffman, Mr. McLaren and Ms. Dearing are entitled to a continuation of salary for up to 24 months after death or disability.

If there is a change of control of the Company and any of the following events has occurred: (i) we terminate the employment of Mr. Shiffman, Mr. McLaren or Ms. Dearing without "cause" (as defined in his or her employment agreement) within two years after the date of such change of control, (ii) any of Mr. Shiffman, Mr. McLaren or Ms. Dearing terminate his or her employment for "good reason" (as defined in his or her employment agreement) within two years after the date of such change or control, or (iii) the form of such change of control transaction is a sale by the Company of all or substantially all of its assets and the Company or its successor does not expressly assume the employment agreement of Mr. Shiffman, Mr. McLaren or Ms. Dearing, then we are obligated to pay Mr. Shiffman, Mr. McLaren or Ms. Dearing, as applicable, an amount equal to 2.99 times his or her then current base salary, and to continue to provide him or her health and insurance benefits for up to one year. In addition, in the case of any such triggering event, all stock options or other stock based compensation awarded to Mr. Shiffman, Mr. McLaren, or Ms.

Dearing will become fully vested and immediately exercisable and may be exercised by him or her at any time within one year after the triggering event.

Under any of the foregoing events of termination or change of control, all stock options and other stock based compensation awarded to the applicable executive shall become fully vested and immediately exercisable.

The following tables describe the potential payments upon termination without cause, a termination due to death or disability or after a change of control (and associated termination of the executives) for the following named executive officers:

Termination Without Cause

Name	Cash Payment (1)	Acceleration of Vesting of Stock Awards (2)	Benefits (3)	Total
Gary A. Shiffman	$1,037,756	$38,996,733	$—	$40,034,489
John B. McLaren	$525,000	$13,192,295	$—	$13,717,295
Karen J. Dearing	$425,000	$11,249,575	$—	$11,674,575
Jonathan M. Colman	$—	$—	$—	$—

Termination Due to Death or Disability

Name	Cash Payment (1)	Acceleration of Vesting of Stock Awards (2)	Benefits (3)	Total
Gary A. Shiffman	$1,383,674	$38,996,733	$—	$40,380,407
John B. McLaren	$1,050,000	$13,192,295	$—	$14,242,295
Karen J. Dearing	$850,000	$11,249,575	$—	$12,099,575
Jonathan M. Colman	$—	$964,912	$—	$964,912

Change of Control

Name	Cash Payment (1)	Acceleration of Vesting of Stock Awards (2)	Benefits (3)	Total
Gary A. Shiffman	$2,068,593	$38,996,733	$10,512	$41,075,838
John B. McLaren	$1,569,750	$13,192,295	$10,512	$14,772,557
Karen J. Dearing	$1,270,750	$11,249,575	$10,512	$12,530,837
Jonathan M. Colman	$—	$964,912	$—	$964,912

(1) Assumes a termination on December 31, 2017 and payments based on base salary without taking into account any accrued incentive based compensation as of December 31, 2017 for each executive for the periods specified above.

(2)	Calculated based on a termination as of December 31, 2017 and the fair market value of our common stock on NYSE as of December 31, 2017.

(3)	Reflects continuation of health benefits, life insurance and accidental death and disability insurance for the periods specified above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Brian M. Hermelin, Ronald A. Klein and Clunet R. Lewis served as members of the Compensation Committee of our Board during 2017. Mr. Ronald L. Piasecki also served as a member of the Compensation Committee of our Board until May 18, 2017. None of the members of the Compensation Committee has been or will be one of our officers or employees. We do not have any interlocking relationships between our executive officers and the Compensation Committee and the executive officers and compensation committees of any other entities, nor has any such interlocking relationship existed in the past.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this document.

Respectfully submitted,
Members of the Compensation Committee:
Brian M. Hermelin (Chairman)
Ronald A. Klein
Clunet R. Lewis

PROPOSAL NO. 3

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The third proposal to be considered at the Annual Meeting will be a non-binding advisory vote on executive compensation. Section 14A of the Exchange Act requires us to allow stockholders an opportunity to cast a non-binding advisory vote on executive compensation as disclosed in this Proxy Statement. The following proposal, commonly known as a “say on pay” proposal, gives stockholders the opportunity to approve, reject or abstain from voting with respect to our fiscal 2017 executive compensation programs and policies and the compensation paid to our “named executive officers” listed in the Summary Compensation Table above.

“RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to the SEC’s rules and regulations, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion is, hereby approved on an advisory basis.”

As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, the primary objectives of our executive compensation program are to attract and retain a skilled executive team to manage, lead and direct our personnel and capital to obtain the best possible economic results. The compensation of our executive officers reflects the success of our management team in attaining certain operational goals which leads to the success of the company and serves the best interests of our stockholders.

This proposal allows our stockholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s annual compensation to the named executive officers. Your non-binding advisory vote will serve as an additional tool to guide the Board and the Compensation Committee in continuing to improve the alignment of our executive compensation programs with our interests and the interests of our stockholders, and is consistent with our commitment to high standards of corporate governance.

Vote Required

Advisory approval of this say on pay proposal requires the affirmative vote of holders of a majority of all the votes cast in person or by proxy at the Annual Meeting. Abstentions will not be counted as votes cast for the say on pay proposal and do not represent votes cast for or against the advisory approval of the proposal. Brokers are not empowered to vote on the say on pay proposal without instruction from the beneficial owner of the shares and thus broker non-votes likely will result. Since broker non-votes are not considered votes cast on the say on pay proposal, they will not be counted in determining whether the say on pay proposal is approved. Because the vote on this proposal is non-binding and advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by the Board; it will not create or imply any additional fiduciary duty on the part of the Board; and it will not restrict or limit the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation. To the extent there is any significant vote against our named executive officer compensation as disclosed in this Proxy Statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders. The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the executive compensation of our named executive officers as disclosed in this Proxy Statement.

PROPOSAL NO. 4
APPROVAL OF FIRST AMENDMENT TO FIRST AMENDED AND RESTATED
2004 NON-EMPLOYEE DIRECTOR OPTION PLAN

General

The fourth proposal to be considered at the Annual Meeting will be the approval of the Option Plan Amendment, the form of which is attached to this Proxy Statement as Exhibit A. The Option Plan Amendment amends the Sun Communities, Inc. First Amended and Restated 2004 Non-Employee Director Option Plan, referred to as the 2004 Non-Employee Director Plan, to increase the aggregate number of shares of common stock issuable under the 2004 Non-Employee Director Plan from 175,000 to 375,000. The 2004 Non-Employee Director Plan was adopted by the Board on April 24, 2012 and approved by the Company's stockholders at the Annual Meeting of Stockholders held on July 19, 2012. On March 22, 2018, the Board adopted the Option Plan Amendment, conditioned upon the approval of the Option Plan Amendment by the stockholders. The Board recommends that the stockholders approve the Option Plan Amendment. If the stockholders approve the Option Plan Amendment, the Option Plan Amendment will become effective on the day of the Annual Meeting.

We operate in a competitive market and our success depends in large part on our ability to attract and retain the services of experienced and knowledgeable Non-Employee Directors, as defined in the 2004 Non-Employee Director Plan, and to provide an additional incentive for such directors to continue to work for the best interests of the Company and its stockholders. The Board does not believe that the shares and OP units that remain available for issuance under the 2004 Non-Employee Director Plan are sufficient to continue to attract and retain qualified directors. The Board believes that the Option Plan Amendment, by increasing the number of shares and OP units available for future issuance to directors, will serve a critical role in attracting and motivating Non-Employee Directors that will be essential to our future success. The Board further believes that the Option Plan Amendment will provide the flexibility that we need to keep pace with our competitors and effectively recruit, motivate and maintain the caliber of directors essential for achievement of our success.

The table below shows the total number of shares of common stock or OP units issuable (subject to adjustments for stock dividends, split-ups, consolidation or similar capital adjustments), awards made to date, and the additional shares or OP units issuable under the 2004 Non-Employee Director Plan. The Amended column reflects the resulting share counts that would occur if the Option Plan Amendment is approved by stockholders.

2004 Non-Employee Director Plan	Current	Additional Shares Proposed	Amended
Total shares of common stock or OP units issuable	175,000	200,000	375,000
Shares of common stock issued as of March 16, 2018	165,226	—	165,226
OP units issued as of March 16, 2018	—	—	—
Total additional shares issuable	9,774	200,000	209,774

Based solely on the closing price of our common stock as reported on the NYSE on March 16, 2018, the maximum aggregate market value as of such date of the additional 200,000 shares of common stock or OP units that could potentially be issued under the 2004 Non-Employee Director Plan if the Option Plan Amendment is approved is $18.1 million.

Summary of the 2004 Non-Employee Director Plan

The following summary of the 2004 Non-Employee Director Plan is qualified in its entirety by the specific language of the 2004 Non-Employee Director Plan, the form of which is attached to this Proxy Statement as Exhibit B. Capitalized terms used but not defined in this summary have the meanings set forth in the 2004 Non-Employee Director Plan. You may also request a copy of the 2004 Non-Employee Director Plan by sending a request to our Secretary at Sun Communities, Inc., 27777 Franklin Road, Suite 200, Southfield, MI 48034.

General. The purpose of the 2004 Non-Employee Director Plan is to provide Non-Employee Directors with an additional incentive to promote our financial success and to provide an incentive which we may use to induce able persons to enter into or remain Non-Employee Directors by providing each such person an opportunity to acquire or increase his or her direct proprietary interest in our operations and future. The types of option awards that participants in the 2004 Non-Employee Director Plan may receive are limited to non-qualified stock options and not “incentive stock options” within the meaning of Section 411 of the Code.

Administration. The Administrator of the 2004 Non-Employee Director Plan is the Board of the Directors. Subject to other terms and conditions of the 2004 Non-Employee Director Plan, the Administrator has the full and final authority to, among other things:

(i) designate participants in the 2004 Non-Employee Director Plan; (ii) determine the options and/or stock-based rights granted to participants; (iii) determine the maximum number of shares of common stock or common OP units that are subject to any award; and (iv) establish the terms and conditions of each award.

Eligibility. Only Non-Employee Directors are eligible to participate in the 2004 Non-Employee Director Plan. There are currently six Non-Employee Directors, all of whom are currently eligible to participate in the 2004 Non-Employee Director Plan. The awards made under the 2004 Non-Employee Director Plan are in addition to, and not in lieu of, the Non-Employee Director's annual retainer fee, meeting fees, or other compensation payable as a result of his or her service on our Board of Directors.

Shares Issuable. The total number of shares of common stock of OP units issuable under the 2004 Non-Employee Director Plan is currently 175,000, subject to adjustments for stock dividends, split-ups, consolidation or similar capital adjustments. As of March 16, 2018, awards with respect to an aggregate of 165,226 shares of common stock and no OP units have been made under the 2004 Non-Employee Director Plan and 9,774 additional shares or OP units were issuable under the 2004 Non-Employee Director Plan. If the Option Plan Amendment is approved by stockholders, the total number of shares of common stock or OP units issuable under the 2004 Non-Employee Director Plan will be 375,000 shares or OP units, subject to adjustments for stock dividends, split-ups, consolidation or similar capital adjustments, and 209,774 additional shares or OP units will be issuable under the 2004 Non-Employee Director Plan. The shares issued under the 2004 Non-Employee Director Plan may be authorized and unissued shares or issued shares which have been reacquired by us.

Grants and Exercises of Stock Options. From time to time the Administrator in its discretion may grant to any participant an award of non-qualified stock options to purchase common stock or OP units, in such quantity and on such terms and subject to such conditions and restrictions (whether based on performance standards, periods of service or otherwise), not inconsistent with the terms of the 2004 Non-Employee Director Plan, as may be established by the Administrator.

The purchase price of each share of common stock or OP unit which may be purchased upon exercise of options will be not less than the fair market value of the common stock on the date of grant. For these purposes, the fair market value of the common stock on the date of grant is equal to the closing price reported for our common stock on the NYSE on the date of grant or, if no sales were reported for such date, for the last date preceding such date for which a sale was reported. A participant exercising options may pay the exercise price in cash, by surrendering shares of common stock already owned by the participant, by a “cashless exercise” under which the participant surrenders option shares with a fair value equal to the aggregate exercise price, or by payment of other consideration acceptable to the Administrator.

Vesting and Duration of Options. No option granted under the 2004 Non-Employee Director Plan may be exercised prior to one year from the date of grant. Each option under the 2004 Non-Employee Director Plan will become exercisable with respect to 1/3 of the shares/OP units one year from the date of grant, with respect to another 1/3 of the shares/OP units two years from the date of grant and with respect to the final 1/3 of the shares/OP units three years from the date of grant. Each option shall terminate after ten years from the date of grant or, if earlier, three months after the participant ceases to be a director serving on the Board, except in the case of death, disability or retirement. If a Non-Employee Director dies, becomes disabled or retires while a director, the right to exercise all unexercised options will be accelerated and may be exercised by the director or the director's heirs or estate within one year of the director's death, disability or retirement. If a Non-Employee Director dies within the 90-day period after he or she ceases to be a director, the Non-Employee Director's heirs or estate may exercise his or her options, to the extent exercisable on the date of death, within one year after the Non-Employee Director's death.

Restricted Share and OP Unit Rights. The Administrator may grant to any participant an award of a restricted share right entitling such person to receive shares of common stock or OP units, in such quantity, and on such terms, conditions and restrictions, including vesting schedules (whether based on performance standards, periods of service or otherwise) as the Administrator shall determine on or prior to the date of grant of such award ("Restricted Award"). The Administrator shall establish a period of time during which the holder of the Restricted Award will not be permitted to sell, assign, transfer, pledge or otherwise encumber or dispose of any shares of common stock or OP units, as applicable, received thereunder; provided that such restricted period shall not be less than three years. Unless otherwise determined by the Administrator, unvested Restricted Awards are entitled to receive distributions and have voting rights applicable to all shares of common stock or OP units, as applicable. In the discretion of the Administrator, the applicable award agreement may provide that, in the case of the director’s death, disability or retirement prior to the expiration of the applicable restriction period, any Restricted Award will immediately vest and any restrictions will lapse as of the date of the director’s death, disability or retirement.

Change of Control Provisions. The 2004 Non-Employee Director Plan provides that in the event of our dissolution or liquidation, a sale of all or substantially all of our assets, or a merger or similar transaction resulting in a change of control of our voting securities (each, a “Corporate Transaction”), the 2004 Non-Employee Director Plan and all outstanding options may be assumed or equivalent options may be substituted by the successor entity. In such event, if a participant’s status as a director serving on the

Board or a director of the successor entity, as applicable, is terminated other than upon a voluntary resignation, then all options held by such holder will become fully vested and exercisable. If there is a Corporate Transaction in which the successor entity refuses to assume or continue outstanding options or substitute for them an equivalent option, then subject to the consummation of the Corporate Transaction, all options will become fully vested and exercisable for a period of 30 days from the date the Board notifies the participant of such vesting, and upon the expiration of such period the option shall terminate.

Transfer Restrictions.  Generally, a participant’s rights and interest under the 2004 Non-Employee Director Plan may not be assigned or transferred other than by will or the laws of descent and distribution. Notwithstanding the foregoing, or any other provision of the 2004 Non-Employee Director Plan, a participant who holds options may transfer such options to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust for the benefit of one or more of these individuals. Except as otherwise provide in the plan, all rights to receive awards under the 2004 Non-Employee Director Plan will terminate immediately in the event a Non-Employee Director ceases to serve as a director.

Tax Considerations. The grant of options under the 2004 Non-Employee Director Plan will have no income tax consequences for either us or the participant (unless the option is freely transferable and has a readily ascertainable market value). Upon the exercise of an option to purchase common stock by a participant, the participant will recognize ordinary income and we will be entitled to a deduction in an amount equal to the excess of the fair market value of the common stock purchased over the purchase price. Such ordinary income is not subject to withholding of tax by us. The subsequent sale or exchange of the common stock acquired pursuant to the exercise of an option would generally give rise to capital gain or loss. Upon the exercise by a participant of an option to purchase OP units, the participant will recognize ordinary income and the Operating Partnership will be entitled to a deduction in an amount equal to the excess of the fair market value of the OP units purchased over the purchase price. Such ordinary income is not subject to withholding of tax by the Operating Partnership. The subsequent sale or exchange of OP units acquired pursuant to the exercise of an option would generally give rise to capital gain or loss.

Participants in the 2004 Non-Employee Director Plan are responsible for the payment of any federal, state or local taxes that we are required by law to withhold with respect to any amount payable and/or shares or OP units issuable under a participant’s award. Participants may elect to meet tax withholding obligations by authorizing us to withhold the appropriate number of shares of common stock, the fair market value of which is equal to such amount, or, in the case of the cash payment, the amount of cash, as is determined by us to be sufficient to satisfy applicable tax withholding requirements. Alternatively, participants may elect to direct payment to us in cash of the amount of any taxes required to be withheld with respect to such award.

Amendment. The Board shall have complete power and authority to amend the 2004 Non-Employee Director Plan at any time and to add any other stock based award or other incentive compensation programs to the 2004 Non-Employee Director Plan as it deems necessary or appropriate and no approval by our stockholders or by any other person, committee or entity of any kind shall be required to make any amendment; provided, however, that the Board shall not, without the requisite affirmative approval of our stockholders make any amendment which requires stockholder approval under any applicable law, including Rule 16b‑3 under the Exchange Act, the Code or applicable NYSE rules. No termination or amendment of the 2004 Non-Employee Director Plan may, without the consent of the participant to whom any award shall theretofore have been granted, adversely affect the right of such individual under such award.

Termination. The Board shall have the right and the power to terminate the 2004 Non-Employee Director Plan at any time. If not earlier terminated, the 2004 Non-Employee Director Plan shall terminate when all shares authorized under the plan have been issued. No award shall be granted under the plan after it is terminated, but the termination of the plan shall not have any other effect and any award outstanding at the time of termination may be exercised after termination of the plan at any time prior to the expiration date of such award to the same extent such award would have been exercisable if the plan had not been terminated.

New Option Plan Amendment Benefits. Because awards under the 2004 Non-Employee Director Plan, as amended by the Option Plan Amendment, will be granted in the Administrator's discretion, we cannot determine the dollar value or number of shares of common stock or OP Units that will in the future be awarded to Non-Employee Directors under the 2004 Non-Employee Director Plan if the Option Plan Amendment is approved by the stockholders at the Annual Meeting. The amounts included in the following table are grants or awards which would have been received by or allocated to each of the persons or groups listed during the fiscal year ended December 31, 2017, if the 2004 Non-Employee Director Plan, as amended by the Option Plan Amendment, had been in effect for that period. The award amounts listed below do not purport to forecast or predict future award amounts under the 2004 Non-Employee Director Plan, as amended by the Option Plan Amendment, to the listed persons or groups and are not indicative of awards that may be granted to such persons, groups, or positions under the 2004 Non-Employee Director Plan, as amended by the Option Plan Amendment, in the event the stockholders approve it at the Annual Meeting.

NEW PLAN BENEFITS TABLE

Name and Position	Dollar Value ($)	Number of Shares / Units Underlying Options
Gary A. Shiffman Chairman and Chief Executive Officer	0	0
John B. McLaren President and Chief Operating Officer	0	0
Karen J. Dearing Executive Vice President, Treasurer, Chief Financial Officer and Secretary	0	0
Johnathan M. Colman Executive Vice President	0	0
All current executive officers as a group	0	0
All current directors who are not executive officers as a group	$1,140,503(1)	14,300
All employees who are not executive officers as a group	0	0
(1)
This column represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation ("FASB ASC Topic 718"). For additional information on the valuation assumptions with respect to these grants, refer to Note 10 of our financial statements in the Company’s Annual Report.

Vote Required

A majority of the votes cast in person or by proxy at the Annual Meeting is required to approve the Option Plan Amendment. Abstentions will not be counted as votes cast for the approval of the Option Plan Amendment and do not represent votes cast for or against the approval of this proposal. Brokers are not empowered to vote on this proposal without instruction from the beneficial owner of the shares and thus broker non-votes likely will result. Since broker non-votes are not considered votes cast on this proposal, they will not be counted in determining whether the Option Plan Amendment is approved.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the approval of the Option Plan Amendment

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our directors, executive officers and beneficial owners of more than 10 percent of our capital stock to file reports of ownership and changes of ownership with the SEC and the NYSE. Based solely on our review of the copies of such reports received by us, and written representations from certain reporting persons, we believe, that, during the year ended December 31, 2017, our directors, executive officers and beneficial owners of more than 10 percent of our common stock have complied with all filing requirements applicable to them, except that (i) Gary A. Shiffman failed to timely file two reports relating to the withholding of an aggregate of 4,642 shares of common stock to satisfy the payment of tax liability upon the vesting of restricted shares of common stock; (ii) John B. McLaren failed to timely file six reports relating to the disposition of an aggregate of 257 shares of common stock and the acquisition of seven shares of common stock between 2012 and 2015 in his 401(k) account due to automatic rebalancing and repayment of a loan; (iii) Mr. McLaren failed to timely file three reports relating to the withholding of an aggregate of 5,441 shares of common stock to satisfy the payment of tax liability upon the vesting of restricted shares of common stock; (iv) Karen J. Dearing failed to timely file three reports relating to the withholding of an aggregate of 2,316 shares of common stock to satisfy the payment of tax liability upon the vesting of restricted shares of common stock; (v) Jonathan M. Colman failed to timely file one report relating to the withholding of 221 shares of common stock to satisfy the payment of tax liability upon the vesting of restricted shares of common stock; and (vi) Clunet R. Lewis failed to timely file two reports relating to the acquisition by his wife's IRA account of 258 shares of common stock pursuant to a dividend reinvestment plan. Mr. Lewis disclaims beneficial ownership of all of the shares held by his wife's IRA.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, based upon information available to us, as of March 16, 2018, the stockholdings of: (a) each person known to us to be the beneficial owner of more than five percent (5%) of our common stock; (b) each of our directors; (c) each named executive officer listed in the Summary Compensation Table; and (d) all of our named executive officers and directors as a group:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares(1)
Gary A. Shiffman(2)	2,343,970	(3)	2.91%
John B. McLaren(2)	172,478		*
Karen J. Dearing(2)	166,457		*
Jonathan M. Colman(2)	31,138		*
Meghan G. Baivier(2)	4,100		*
Stephanie W. Bergeron(2)	21,400		*
Brian M. Hermelin(2)	12,000		*
Ronald A. Klein(2)	12,000		*
Clunet R. Lewis(2)	60,600	(4)	*
Arthur A. Weiss(2)	1,061,601	(5)	1.32%
The Vanguard Group, Inc.(6)	11,861,077		14.85%
Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc. and Cohen & Steers UK Limited(7)	10,138,018		12.69%
BlackRock, Inc.(8)	5,646,104		7.07%
Vanguard Specialized Funds - Vanguard REIT Index Fund(9)	5,293,610		6.63%
All executive officers and directors as a group (10 persons)(10)	2,967,759		3.69%
* Less than one percent (1%) of the outstanding shares.

(1)
In accordance with SEC regulations, the percentage calculations are based on 79,883,180 shares of common stock issued and outstanding as of March 16, 2018, plus shares of common stock which may be issued within 60 days of March 16, 2018, to each individual or group listed upon the exercise, conversion or exchange of options issued by the Company and common OP units issued by Sun Communities Operating Limited Partnership (“SCOLP”). Each common OP unit is convertible into one share of common stock.

(2)	These individuals may be contacted at 27777 Franklin Road, Suite 200, Southfield, MI. 48034.

(3)
Includes: (a) 341,763 shares of common stock owned by certain limited liability companies of which Mr. Shiffman is a member and a manager, and (b) 576,222 common OP units convertible into 576,222 shares of common stock owned by certain limited liability companies of which Mr. Shiffman is a member and a manager.

(4)
Includes: (a) 11,200 shares of common stock owned by Mr. Lewis’ wife’s IRA, and (b) 20,000 common OP units convertible into 20,000 shares of common stock. Mr. Lewis disclaims beneficial ownership of the 11,200 shares of common stock held by his wife’s IRA.

(5)
Includes: (a) 16,938 common OP units convertible into 16,938 shares of common stock, (b) 341,763 shares of common stock and 576,222 common OP units convertible into 576,222 shares of common stock owned by certain limited liability companies of which Mr. Weiss is a manager, and (c) 87,397 shares of common stock and 13,125 common OP units convertible into 13,125 shares of common stock held by trusts of which Mr. Weiss is the trustee. Mr. Weiss does not have a pecuniary interest in any of the limited liability companies or the trusts described above and, accordingly, Mr. Weiss disclaims beneficial ownership of the 429,160 shares of common stock and the 589,347 common OP units held by such entities.

(6)
According to the Schedule 13G/A for the year ended December 31, 2017, and filed with the SEC on February 9, 2018, The Vanguard Group, Inc., has its principal business office at 100 Vanguard Blvd., Malvern, PA 19355, and in its capacity as an investment advisor, beneficially own 11,861,077 shares of our common stock.

(7)
According to the Schedule 13G/A for the year ended December 31, 2017, and filed with the SEC on February 14, 2018, Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc., and Cohen & Steers UK Limited, has its principal business office at 50 Pall Mall, 7th Floor, London, United Kingdom, SW1Y 5JH, and in their capacity as investment advisor and parent holding company or control person, beneficially own 10,138,018 shares of our common stock in the aggregate.

(8)
According to the Schedule 13G/A for the year ended December 31, 2017, and filed with the SEC on January 23, 2018, BlackRock, Inc., has its principal business office at 55 East 52nd Street, New York, NY 10022, and in its capacity as a parent holding company or control person, beneficially owns 5,646,104 shares of our common stock.

(9)
According to the Schedule 13G/A for the year ended December 31, 2017, and filed with the SEC on February 2, 2018, Vanguard Specialized Funds- Vanguard REIT Index Fund has its principal business office at 100 Vanguard Blvd., Malvern, PA 19355, and in its capacity as an investment company, beneficially owns 5,293,610 shares of our common stock.

(10)	Includes 626,285 common OP units convertible into 626,285 shares of common stock.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table reflects information about the securities authorized for issuance under our equity compensation plans as of December 31, 2017.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a)
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by stockholders	3,000	$33.45	1,371,343
Equity compensation plans not approved by stockholders	—	—	—
Total	3,000	$33.45	1,371,343

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Relationship with Equity Affiliates

Lease of Executive Offices

Gary A. Shiffman, together with certain of his family members, indirectly owns an equity interest of approximately 28.0 percent in American Center LLC, the entity from which we lease office space for our principal executive offices. Each of Brian M. Hermelin, Ronald A. Klein, and Arthur A. Weiss indirectly owns a less than one percent interest in American Center LLC. Mr. Shiffman is our Chief Executive Officer and Chairman of the Board. Each of Mr. Hermelin, Mr. Klein, and Mr. Weiss is a director of the Company. Under this agreement, we lease approximately 92,000 rentable square feet of permanent space. The term of the lease is until October 31, 2026, and the base rent is $16.27 per square foot (gross) until October 31, 2018. Each of Mr. Shiffman, Mr. Hermelin, Mr. Klein, and Mr. Weiss may have a conflict of interest with respect to his obligations as our officer and/or director and his ownership interest in American Center LLC.

Legal Counsel

During 2017, Jaffe, Raitt, Heuer, & Weiss, Professional Corporation acted as our general counsel and represented us in various matters. Arthur A. Weiss is the Chairman of the Board of Directors and a stockholder of such firm. We incurred legal fees, at market rates, and expenses owed to Jaffe, Raitt, Heuer, & Weiss of approximately $5.0 million in the year ended December 31, 2017.

Tax Consequences Upon Sale of Properties

Gary A. Shiffman holds OP units in the Operating Partnership, which were received in connection with the contribution of properties from partnerships previously affiliated with him. Unless he earlier converts those OP units to common stock, Mr. Shiffman will have tax consequences different from us and our public stockholders upon the sale of any of these properties. Therefore, we and Mr. Shiffman may have different objectives regarding the appropriate pricing and timing of any sale of these properties.

Policies and Procedures for Approval of Related Party Transactions

None of our executive officers or directors (or any family member or affiliate of such executive officer or director) may enter into any transaction or arrangement with us that reasonably could be expected to give rise to a conflict of interest without the prior approval of the NCG Committee. Any such transaction or arrangement must be promptly reported to the NCG Committee or the full Board. Any such disclosure provided by an executive officer or director is reviewed by the NCG Committee and approved or disapproved. In determining whether to approve such a transaction or arrangement, the NCG Committee takes into account, among other factors, whether the transaction was on terms no less favorable to us than terms generally available to third parties and the extent of the executive officer’s or director’s involvement in such transaction or arrangement.

The current policy was adopted and approved in 2004. All related party transactions disclosed above were approved by either the NCG Committee or the full Board.

STOCKHOLDERS PROPOSALS FOR THE 2019 ANNUAL MEETING
In order to be considered for inclusion in our proxy statement and on the proxy card that will be solicited by the Board in connection with the 2019 annual meeting of stockholders, stockholder proposals intended to be presented at the 2019 annual meeting of stockholders must be received by our Secretary no later than November 30, 2018.
In addition, if a stockholder desires to bring business before an annual meeting of stockholders, which is not the subject of a proposal for inclusion in our proxy materials, the stockholder must follow the advance notice procedures outlined in our bylaws. These advance notice procedures are the same as the advance notice procedures for stockholder nominated directors, which are described under "Board of Directors and Corporate Governance - Consideration of Director Nominees - Consideration of Stockholder Nominated Directors" above. Our bylaws provide that: (i) with respect to an annual meeting of stockholders, nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made only (a) pursuant to our notice of the meeting, (b) by or at the direction of the Board of Directors, or (c) by any stockholder who was a stockholder of record at the time of giving of notice provided for in the bylaws and at the time of the annual meeting, is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the bylaws; and (ii) with respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders, and nominations of persons for election to the Board of Directors may be made (a) pursuant to our notice of meeting, (b) by or at the direction of the Board of Directors, or (c) provided that the Board of Directors has determined that directors shall be elected at such special meeting, by any stockholder who is a stockholder of record both at the time of giving of notice provided for in the bylaws and at the time of the special meeting, is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the bylaws.

OTHER MATTERS
The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for action, it is intended that the persons named in the accompanying proxy and acting thereunder will vote in accordance with their best judgment on such matters.

By Order of the Board of Directors
Dated: March 29, 2018	/s/ Karen J. Dearing
Secretary

EXHIBIT A

FIRST AMENDMENT TO SUN COMMUNITIES, INC.
FIRST AMENDED AND RESTATED
2004 NON-EMPLOYEE DIRECTOR OPTION PLAN

This First Amendment to the Sun Communities, Inc. First Amended and Restated 2004 Non-Employee Director Option Plan (this “Amendment”) is effective as of May 17, 2018, the date it was approved by the Company's stockholders. All capitalized terms used, but not defined, in this Amendment have the same meanings as in the Sun Communities, Inc. First Amended and Restated 2004 Non-Employee Director Option Plan (the “Plan”).

Recitals

A.The Plan was approved by the Board of Sun Communities, Inc., a Maryland corporation (the “Company”) on April 24, 2012 and by the Company’s stockholders on July 19, 2012.

B.This Amendment was approved by the Board on March 22, 2018, subject to approval of the Company's stockholders.

Amendments

The Plan is hereby amended as follows:

1.Section 4.01 of the Plan is hereby amended and restated in its entirety as follows:

“4.01    Securities Issuable. Shares to be issued under the Plan may be authorized and unissued shares or issued shares which have been reacquired by the Company. OP Units to be issued under the Plan may be authorized and unissued OP Units or issued OP Units which have been reacquired by SCOLP. The maximum aggregate number of shares of Company Common Stock and OP Units that may be issued under this Plan, as amended, is 375,000 shares or OP Units. As of the date hereof, Awards with respect to an aggregate of 165,226 shares of Common Stock and zero OP Units have been made under the Plan. Accordingly, the maximum aggregate number of shares of Company Common Stock and OP Units that may be issued in the future after the date hereof under the Plan is 209,774 shares or OP Units. The aggregate number of shares to be issued under the Plan will be adjusted in accordance with Section 4.03 of the Plan.”

2.    After the date of this Amendment, all references in the Plan to the “Plan” shall mean the Plan, as amended by this Amendment. The Plan is hereby amended accordingly.

3.    Except as modified by this Amendment, the Plan remains unchanged and, as modified, continues in full force and effect. In the event of any conflict between the terms of the Plan and the terms of this Amendment, the terms of this Amendment shall control.

A - 1

EXHIBIT B

SUN COMMUNITIES, INC.

FIRST AMENDED AND RESTATED
2004 NON-EMPLOYEE DIRECTOR OPTION PLAN

Effective July 19, 2012

SUN COMMUNITIES, INC.
FIRST AMENDED AND RESTATED
2004 NON-EMPLOYEE DIRECTOR OPTION PLAN

Sun Communities, Inc., a Maryland corporation (the “Company”), has adopted the Sun Communities, Inc. First Amended and Restated 2004 Non-Employee Director Option Plan (the “Plan”) as set forth herein.

Article I.
Purpose and Adoption of the Plan

1.01    Purpose. The purpose of the Plan is to attract and retain the services of experienced and knowledgeable independent directors of the Company and to provide an additional incentive for such directors to continue to work for the best interests of the Company and its stockholders.
1.02    Previous Plan. The Company's 2004 Non-Employee Director Option Plan was adopted by the Board on April 16, 2004 and was approved by the Company's stockholders at the Annual Meeting of Stockholders held on May 20, 2004 (the “Previous Plan”). The Company desires to amend and restate the Previous Plan in its entirety.
1.03    Adoption and Term. The Plan was approved by the Board on April 24, 2012, subject to approval of the Company's stockholders, and will remain in effect until all securities authorized under the terms of the Plan have been issued, unless earlier terminated or abandoned by action of the Board.
Article II.
Definitions

2.01    Administrator means the Board.
2.02    Award means any one or combination of Non-Qualified Stock Options, Restricted Share Rights or any other award made under the terms of the Plan.
2.03    Award Agreement means a written agreement between the Company (for itself or in its capacity as the sole general partner of SCOLP) and the Participant, specifically setting forth the terms and conditions of an Award granted under the Plan, including the maximum number shares of Company Common Stock subject to the Award and the Purchase Price.
2.04    Beneficiary means (a) an individual, trust or estate who or which, by will or by operation of the laws of descent and distribution, succeeds to the rights and obligations of the Participant under the Plan and Award Agreement upon the Participant's death; or (b) an individual, who by designation of the Participant, succeeds to the rights and obligations of the Participant under the Plan and Award Agreement upon the Participant's death.
2.05    Board means the Board of Directors of the Company.
2.06    Code means the Internal Revenue Code of 1986, as amended. References to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes that section.
2.07    Company means Sun Communities, Inc., a Maryland corporation.
2.08    Company Common Stock means the Common Stock of the Company, par value $0.01 per share.
2.09    Corporate Transaction means: (a) a dissolution or liquidation of the Company; (b) a sale of all or substantially all of the Company's assets; or (c) a merger, consolidation or other capital reorganization of the Company with or into another entity as a result of which the stockholders of the Company immediately prior to such transaction hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) less than 50% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction.
2.10    Date of Grant means the date designated by the Administrator as the date as of which it grants an Award, which shall not be earlier than the date on which the Administrator approves the granting of such Award.
2.11    Director means a member of the Board of Directors of the Company.

2.12    Disability means a total and permanent mental or physical disability as determined by the Board.
2.13    Employee means any person, including any officer or Director, employed by the Company or any Parent or Subsidiary of the Company. The payment of a director's fee by the Company shall not be sufficient in and of itself to constitute “employment” by the Company.
2.14    Exchange Act means the Securities Exchange Act of 1934, as amended.
2.15    Expiration Date means the date specified in an Award Agreement as the expiration date of such Award.
2.16    Fair Market Value means, on the Date of Grant, date of exercise or any other applicable date of determination, the closing price reported for the Company Common Stock on the New York Stock Exchange or, if no sales were reported for such date, for the last date preceding such date for which a sale was reported. Fair Market Value for OP Units shall be the same as the Fair Market Value for the Company Common Stock.
2.17    Non-Employee Director means a Director who is not an Employee.
2.18    Non-Qualified Stock Option means an option which is not an Incentive Stock Option as described in Section 422 of the Code.
2.19    Option means a Non-Qualified Stock Option granted at any time under the Plan.
2.20    Optionee means a Non-Employee Director who receives an Option.
2.21    OP Units means Common OP Units in SCOLP.
2.22    Parent means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
2.23    Participant shall have the meaning set forth in Article V.
2.24    Plan means the Sun Communities, Inc. First Amended and Restated 2004 Non-Employee Director Option Plan, as described herein and as it may be amended from time to time.
2.25    Purchase Price, with respect to Options, has the meaning set forth in Section 6.03.
2.26    Restricted Share Right means a right to receive Company Common Stock or OP Units, in either case subject to restrictions imposed under the terms of an Award granted pursuant to Article VII.
2.27    Restricted Stock shall have the meaning set forth in Section 7.01.
2.28    Restriction Period shall have the meaning set forth in Section 7.02.
2.29    Retirement means the mandatory retirement of the Director pursuant to the Company's Corporate Governance Guidelines or Board policy.
2.30    Rule 16b-3 means Rule 16b-3 promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, as currently in effect and as it may be amended from time to time, and any successor rule.
2.31    SCOLP means Sun Communities Operating Limited Partnership, a Michigan limited partnership.
2.32    Subsidiary means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

Article III.
Administration

3.01    Administration. The Administrator of the Plan shall be the Board. The Administrator shall have full power and authority to take all actions and to make all determinations required or provided under the Plan, any Award or any Award Agreement and shall have full power and authority to take all other actions and make all other determinations not inconsistent with the specific terms and provisions of the Plan that it deems necessary or appropriate to the administration of the Plan, any Award or Award Agreement, including without limitation, establishing and modifying administrative rules, imposing such conditions and restrictions on Awards as it determines appropriate and canceling Awards (including those made pursuant to other plans of the Company). All such actions and determinations of the Administrator must be made by the affirmative vote of a majority of the members of the Administrator. Unless otherwise expressly determined by the Board, the interpretation and construction by the Administrator of any provision of the Plan, any Award or any Award Agreement is final, binding and conclusive.
3.02    Indemnification. Members of the Administrator shall be entitled to indemnification and reimbursement from the Company for any action or any failure to act in connection with service as Administrator to the full extent provided for or permitted by the Company's articles of incorporation or bylaws or by any insurance policy or other agreement intended for the benefit of the Company's officers, directors or employees or by any applicable law.
3.03    Terms of Awards. Subject to other terms and conditions of the Plan, the Administrator has the full and final authority to:
(a)    designate Participants;
(b)    determine the type or types of Awards made to Participants;
(c)    determine the number of shares of Company Common Stock subject to any Award;
(d)    establish the terms and conditions of each Award, including without limitation, the Purchase Price, the nature and duration of any restriction or condition relating to vesting, exercise, transfer or forfeiture of an Award or the shares subject to the Award, and any terms or conditions that may be necessary to remain exempt from the requirements of Section 409A of the Code; and
(e)    amend, modify or supplement the terms of any outstanding Award, provided, that, no such amendment, modification or supplement may cause an Award to become subject to Section 409A of the Code or, without the written consent of the Participant, impair the Participant's vested rights under an Award Agreement.
Article IV.
Securities Issuable Pursuant to the Plan

4.01    Securities Issuable. Shares to be issued under the Plan may be authorized and unissued shares or issued shares which have been reacquired by the Company. OP Units to be issued under the Plan may be authorized and unissued OP Units or issued OP Units which have been reacquired by SCOLP. The maximum aggregate number of shares of Company Common Stock and OP Units that may be issued under this Plan, as amended and restated, is One Hundred Seventy Five Thousand (175,000) shares or OP Units. As of the date hereof, Awards with respect to an aggregate of Seventy Five Thousand (75,000) shares of Common Stock and zero OP Units have been made under the Previous Plan, prior to the amendment and restatement effected under this Plan. Accordingly, the maximum aggregate number of shares of Company Common Stock and OP Units that may be issued in the future after the date hereof under the Plan is One Hundred Thousand (100,000) shares or OP Units. The aggregate number of shares to be issued under the Plan will be adjusted in accordance with Section 4.03 of the Plan.
4.02    Securities Subject to Terminated Options. In the event that any Award at any time granted under the Plan is surrendered to the Company, terminated, forfeited, cancelled, expires before it has been fully exercised, then all unexercised shares of Company Common Stock of the Award shall be added to the remaining number of shares of Company Common Stock available for issuance under the Plan. Any shares of Company Common Stock issued by the Company pursuant to its assumption or substitution of outstanding grants from acquired companies shall not reduce the number of shares available for Awards under this Plan unless issued under this Plan.

4.03    Adjustments to Reflect Capital Changes.
(a)    Recapitalization. The number and kind of shares subject to outstanding Awards, the Purchase Price for such shares, and the number and kind of shares available for Awards subsequently granted under the Plan shall be appropriately adjusted to reflect any stock dividend, stock split, reverse stock split, combination or classification of Company Common Stock or any other increase or decrease in the number of issued shares of Company Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” The number and kind of OP Units subject to outstanding Options, the Purchase Price for such OP Units, and the number and kind of OP Units available for Options subsequently granted under the Plan shall be appropriately adjusted to reflect any unit split, reverse unit split, combination or classification of OP Units or any other increase or decrease in the number of issued OP Units effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” The Board shall have the power to determine the amount of the adjustment to be made in each case and the Board's determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or Purchase Price of shares of Company Common Stock subject to an Option. Except as expressly provided herein, no issuance by SCOLP of partnership units of any class, or securities convertible into partnership units of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or Purchase Price of OP Units subject to an Option.
(b)    Corporate Transactions. In the event of a Corporate Transaction, outstanding Options may be assumed or equivalent options may be substituted by the successor corporation or a Parent or Subsidiary thereof (the “Successor Corporation”). If an Option is assumed or substituted for, the Option or equivalent option shall continue to be exercisable in accordance with this Plan for so long as the Optionee serves as a Director or a director of the Successor Corporation. Following such assumption or substitution, if the Optionee's status as a Director or director of the Successor Corporation, as applicable, is terminated other than upon a voluntary resignation by the Optionee, the Option or option shall become fully exercisable, including as to shares/OP Units for which it would not otherwise be exercisable. Thereafter, the Option or option shall remain exercisable in accordance with Section 6.05.
If the Successor Corporation does not assume an outstanding Option or substitute for it an equivalent option, the Option shall become fully vested and exercisable, including as to shares/OP Units for which it would not otherwise be exercisable. In such event, the Board shall notify the Optionee that the Option shall be fully exercisable for a period of thirty (30) days from the date of such notice, and upon the expiration of such period the Option shall terminate.

For the purposes of this Section 4.03(b), an Option shall be considered assumed, if at the time of issuance of the stock or other consideration upon such Corporate Transaction, each Optionee would be entitled to receive upon exercise of an Option the same number and kind of shares of stock or the same amount of property, cash or securities as the Optionee would have been entitled to receive upon the occurrence of such transaction if the Optionee had been, immediately prior to such transaction, the holder of the number of shares of Company Common Stock or OP Units subject to the Option at such time (after giving effect to any adjustments in the number of shares or OP Units covered by the Option as provided for in Section 4.03(a)); provided, however, that if such consideration received in the Corporate Transaction is not solely common stock of the Successor Corporation, the Board may, with the consent of the Successor Corporation, provide for the consideration to be received upon exercise of the Option, for each share of Company Common Stock or OP Units subject to the Option, to be solely common stock of the Successor Corporation equal in fair market value to the per share consideration received by holders of Company Common Stock in the Corporate Transaction.

(c)    409A Requirements. Any adjustment, assumption or substitution under this Section 4.03 must satisfy the requirements of Treasury Regulation Section 1.409A-(b)(5)(v)(D) promulgated under the Code.

Article V.
Participation

5.01    Eligible Individuals. Individuals eligible to participate in this Plan include all Non-Employee Directors (“Participants”).
5.02    Actual Participation. Subject to the provisions of the Plan, the Administrator may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of, any and all terms permissible by law, and the amount of each Award. The Administrator's designation of a Participant in any year shall not require the Administrator to designate such person to receive an Award in any other year. The Administrator shall consider such factors as it deems pertinent in selecting Participants and in determining the type and amount of their respective Awards.
Article VI.
Option Awards

6.01    Grant of Options. The Administrator may grant to any Participant Options entitling the Participant to purchase shares of Company Common Stock or OP Units in such quantity and on such terms and subject to such conditions, not inconsistent with the terms of this Plan, as may be established by the Administrator. The terms of any Option granted under this Plan shall be set forth in an Award Agreement. Notwithstanding any other provision of the Plan, any Option awarded to an individual who is then subject to Section 16 of the Exchange Act must comply with the exemption requirements of Rule 16b-3.
6.02    Purchase Price of Options. The Purchase Price of each share of Company Common Stock or OP Unit which may be purchased upon exercise of an Option granted under the Plan shall be 100% of the Fair Market Value on the Date of Grant.
6.03    Vesting of Options. Except as otherwise set forth in this Plan, no option may be exercised prior to the date one (1) year after the Date of Grant. An Option shall become exercisable with respect to one-third (1/3) of the shares/OP Units on the first anniversary of the Date of Grant, with respect to an additional one-third (1/3) of the shares/OP Units on the second anniversary of the Date of Grant and with respect to the final one-third (1/3) of the shares/OP Units on the third anniversary of the Date of Grant.
6.04    Duration of Options. Options granted under the Plan shall terminate after the first to occur of the following events:
(a)    Ten years from the Date of Grant.
(b)    Three months after the Optionee ceases to be a Director, except in the case of death, Disability, or Retirement, as described in (c) below.
(c)    In the event of the death, Disability or Retirement of an Optionee while a Director, the right to exercise all unexpired Options shall be accelerated and shall be fully vested as of the date of death, Disability or Retirement, and the Optionee's Options may be exercised by Optionee or his or her Beneficiary at any time within one year after the date of the Optionee's death, Disability or Retirement. In the event of the death of an Optionee within the ninety day period after he or she ceases to be a Director, the Optionee's Beneficiary may exercise his or her Options, to the extent exercisable on the date of death, within one year after the date of the Optionee's death.
6.05     Exercise Procedures. Each Option granted under the Plan may be exercised by written notice to the Company which must be received by the Secretary of the Company on or before the Expiration Date of the Option. An Option may not be exercised for a fraction of a share of Company Common Stock or OP Unit. The Purchase Price of shares/OP Units purchased upon exercise of an Option granted under the Plan shall be paid by the Optionee at the time of exercise in the form of (a) cash, (b) check, (c) shares of Company Common Stock (including shares issuable to the Optionee pursuant to the exercise of the Option), (d) any combination of cash and shares of Company Common Stock, or (e) such other consideration as the Administrator deems appropriate and in compliance with applicable law (including payment in accordance with a cashless exercise program under which, if so instructed by the Optionee, shares of Company Common Stock may be issued directly to the Optionee's broker or dealer upon receipt of the Purchase Price in cash from the broker or dealer.) In the event that any Company Common Stock shall be transferred to the Company to satisfy all or any part of the Purchase Price, the part of the Purchase Price deemed to have been satisfied by such transfer of Company Common Stock shall be equal to the product derived by multiplying the Fair Market Value as of the date of exercise times the number of shares transferred. The Optionee may not transfer to the Company in satisfaction of the Purchase Price (y) a number of shares which when multiplied times the Fair Market Value as of the date of exercise would result in a product greater than the Purchase Price or (z) any fractional share of Company Common Stock. Any part of the Purchase Price paid in cash upon the exercise of any Option shall be added to the general funds of the Company and used for any proper corporate purpose. Unless the Administrator shall otherwise determine, any Company Common Stock transferred to the Company as payment of all or part of the Purchase Price upon the exercise of any Option shall be held as treasury shares.
6.06    Rights as a Stockholder or Partner. The Optionee or any transferee of an Option pursuant to Section 6.05(c) or Section 8.05 shall have no rights as a stockholder with respect to any shares of Company Common Stock covered by an Option until the Optionee or transferee shall have become the holder of record of any such shares, and no adjustment shall be made for dividends and cash or other property or distributions or other rights with respect to any such shares of Company Common Stock for which the record date is prior to the date on which the Optionee or a transferee of the Option shall have become the holder of record of any such shares covered by the Option. The Optionee or any transferee of an Option pursuant to Section 6.05(c) or Section 8.05 shall have no rights as a partner with respect to any OP Units covered by an Option until the Optionee or transferee shall have become the holder of record of any such OP Units, and no adjustment shall be made for distributions and cash or other property or distributions or other rights with respect to any such OP Units for which the record date is prior to the date on which the Optionee or a transferee of the Option shall have become the holder of record of any such OP Units covered by the Option.
Article VII.
Restricted Share Awards

7.01    Power to Grant Restricted Share Right. The Administrator may grant to any Participant an Award of a Restricted Share Right entitling such person to receive shares of Company Common Stock or OP Units (“Restricted Stock”) in such quantity, and on such terms, conditions and restrictions (whether based on performance standards, periods of service or otherwise) as the Administrator shall determine on or prior to the Date of Grant. The terms of any Award of Restricted Stock granted under the Plan shall be set forth in an Award Agreement.
7.02    Duration of Restricted Share Rights. During a period established by the Administrator and set forth in a Participant's Award Agreement (the “Restriction Period”), the Participant will not be permitted to sell, assign, transfer, pledge or otherwise encumber or dispose of any shares Restricted Stock; provided, however, that the Restriction Period shall not be less than three (3) years. Any attempt to dispose of Restricted Stock in a manner contrary to the restrictions set forth in the Plan or an Award Agreement will be ineffective.
7.03    Forfeiture of Restricted Share Rights. Subject to Section 7.05 and the other provisions of this Plan, an Award of a Restricted Share Right will terminate and any unvested shares will be forfeited unless the Participant (a) remains a Director of the Company or a Subsidiary until the expiration of the Restriction Period, and (b) satisfies any other conditions set forth in the Award Agreement. If the Award Agreement so provides, in the case of the Participant's death, Disability or Retirement prior to the expiration of the Restriction Period, any Restricted Stock will immediately vest and any restrictions will lapse as of the date of the Participant's death, Disability or Retirement.
7.04    Delivery of Shares upon Vesting. Upon the lapse of the restrictions established in the Award Agreement, the Participant shall be entitled to receive, without payment of any cash or other consideration, certificates for the number of shares of Company Common Stock or OP Units covered by the Award.
7.05    Waiver or Modification of Forfeiture Provisions. The Administrator has full power and authority to modify or waive any or all terms, conditions or restrictions (other than the minimum Restriction Period set forth in Section 7.02) applicable to any Restricted Share Right granted to a Participant under the Plan; provided, that, no modification shall, without consent of the Participant, adversely affect the Participant's rights thereunder.
7.06    Rights as a Stockholder/Partner. Unless otherwise provided in the Award Agreement, a Participant receiving Restricted Stock shall be entitled to cash dividends or distributions and voting rights for all shares of Common Stock or OP Units issued even though they are not vested, provided that such rights shall terminate immediately as to any Restricted Stock that ceases to be eligible for vesting.
Article VIII.
Terms Applicable to All Awards

8.01    Award Agreement. The grant and the terms and conditions of the Award shall be set forth in an Award Agreement between the Company and the Participant. No person shall have any rights under any Award granted under the Plan unless and until the Administrator and the Participant to whom the Award is granted have executed and delivered an Award Agreement expressly granting the Award to such person and setting forth the terms of the Award.
8.02    Plan Provisions Control Award Terms. The terms of the Plan shall govern all Awards granted under the Plan, and in no event shall the Administrator have the power to grant any Award under the Plan which is contrary to any of the provisions of the Plan. In the event any provision of any Award granted under the Plan conflicts with any term in the Plan as constituted on the Date of Grant of such Award, the term in the Plan as constituted on the Date of Grant of such Award shall control.
8.03    Modification of Award After Grant. Except as provided in Section 4.03, (i) the terms of any Award granted under the Plan may not be changed after the granting of such Award without the express written approval of the Participant and the Administrator; and (ii) no modification may be made to an Award granted under the Plan except in compliance with Rule 16b.

3 and Section 409A of the Code. No modification to the terms of an Award may result in the direct or indirect reduction in the Purchase Price of the stock right below the Fair Market Value of the shares on the Date of Grant.
8.04    Taxes. The Company is entitled to withhold (or secure payment from the Participant in lieu of withholding) the amount sufficient to satisfy any federal, state and local withholding tax requirements with respect to any amount payable and/or shares issuable under a Participant's Award, and the Company may defer payment or issuance of the cash or stock upon exercise or vesting of an Award unless indemnified to its satisfaction against any liability for such tax. The amount of such withholding or tax payment shall be determined by the Administrator (the Participant shall provide to the Company such information as the Company may require to determine the amounts) and, unless otherwise provided by the Administrator, will be payable by the Participant at the time of issuance or payment in accordance with the following rules:
(a)    A Participant shall have the right to elect to meet his or her withholding requirement by: (1) having the Company withhold from such Award the appropriate number of shares of Company Common Stock, rounded out to the next whole number, the Fair Market Value of which is equal to such amount, or, in the case of the cash payment, the amount of cash, as is determined by the Company to be sufficient to satisfy applicable tax withholding requirements; or (2) direct payment to the Company in cash of the amount of any taxes required to be withheld with respect to such Award.
(b)    In the event that an Award or property received upon exercise of an Award has already been transferred to the Participant on the date upon which withholding requirements apply, the Participant shall pay directly to the Company the cash amount determined by the Company to be sufficient to satisfy applicable federal, state or local withholding requirements.
(c)    If permitted under applicable federal income tax laws, a Participant may elect to be taxed in the year in which an Award is exercised or received, even if it would not otherwise have become taxable to the Participant. If the Participant makes such an election, the Participant shall promptly notify the Company in writing and shall provide the Company with a copy of the executed election form as filed with the Internal Revenue Service no later than thirty days from the date of exercise or receipt of Restricted Stock. Promptly following such notification, the Participant shall pay directly to the Company the cash amount determined by the Company to be sufficient to satisfy applicable federal, state or local withholding tax requirements.
8.05    Limitations on Transfer. Except as otherwise provided in this Section 8.05, a Participant's rights and interest under the Plan may not be assigned or transferred other than by will or the laws of descent and distribution. During the lifetime of a Participant, only the Participant personally (or the Participant's personal representative or attorney-in-fact) may exercise the Participant's rights under the Plan. The Participant's Beneficiary may exercise a Participant's rights to the extent they are exercisable under the Plan following the death of the Participant. Notwithstanding the foregoing, or any other provision of this Plan, a Participant who holds Options may transfer such Options to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust for the benefit of one or more of these individuals. Options so transferred may thereafter be transferred only to the Participant who originally received the Options or to an individual or trust to whom the Participant could have initially transferred the Option pursuant to this Section 8.05. Options which are transferred pursuant to this Section 8.05 shall be exercisable by the transferee according to the same terms and conditions as applied to the Participant.
8.06    Surrender of Awards. Any Award granted under the Plan may be surrendered to the Company for cancellation on such terms as the Administrator and Participant approve; provided, however, that the Administrator may not, without stockholder approval, permit the exchange or surrender of Awards, whether for cash or other Awards, that would directly or indirectly reprice the surrendered Award. Notwithstanding anything to the contrary contained in the Plan, the Administrator may not, without stockholder approval, grant new Awards to a Participant with Exercise Prices or Purchase Prices, as the case may be, lower than the Exercise Prices or Purchase Prices, as the case may be, of current Awards held by such Participant on the condition that such Participant surrender such current Awards to the Company.
Article IX.
General Provisions

9.01    Amendment and Termination of Plan.
(a)    Amendment. The Board shall have complete power and authority to amend the Plan at any time and to add any other stock based Award or other incentive compensation programs to the Plan as it deems necessary or appropriate and no approval by the stockholders of the Company or by any other person, committee or entity of any kind shall be required to make any amendment; provided, however, that the Board shall not, without the requisite affirmative approval of stockholders of the Company, make any amendment which requires stockholder approval under any applicable law, including Rule 16b-3 or the Code, unless such compliance, if discretionary, is no longer desired. No termination or amendment of the Plan may, without the consent of the Participant to whom any Award shall theretofore have been granted under the Plan, adversely affect the right of such individual under such Award. For the purposes of this section, an amendment to the Plan shall be deemed to have the affirmative approval of the stockholders of the Company if such amendment shall have been submitted for a vote by the stockholders at a duly called meeting of such stockholders at which a quorum was present and the majority of votes cast with respect to such amendment at such meeting shall have been cast in favor of such amendment, or if the holders of outstanding stock having not less than a majority of the outstanding shares consent to such amendment in writing in the manner provided under the Company's bylaws.
(b)    Termination. The Board shall have the right and the power to terminate the Plan at any time. If the Plan is not earlier terminated, the Plan shall terminate when all shares authorized under the Plan have been issued. No Award shall be granted under the Plan after the termination of the Plan, but the termination of the Plan shall not have any other effect and any Award outstanding at the time of the termination of the Plan may be exercised after termination of the Plan at any time prior to the Expiration Date of such Award to the same extent such award would have been exercisable if the Plan had not been terminated.
9.02    No Right To Continue as Director. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained as a Director, or to limit in any way the right of the stockholders of the Company to remove such person as a Director.
9.03    Compliance with Rule 16b-3. It is intended that the Plan be applied and administered in compliance with Rule 16b-3. If any provision of the Plan would be in violation of Rule 16b-3 if applied as written, such provision shall not have effect as written and shall be given effect so as to comply with Rule 16b-3, as determined by the Administrator. The Board is authorized to amend the Plan and to make any such modifications to Award Agreements to comply with Rule 16b-3, as it may be amended from time to time, and to make any other such amendments or modifications as it deems necessary or appropriate to better accomplish the purposes of the Plan in light of any amendments made to Rule 16b-3.
9.04    Securities Law Restrictions. The shares of Company Common Stock and OP Units issuable pursuant to the terms of any Awards granted under the Plan may not be issued by the Company without registration or qualification of such shares/OP Units under the Securities Act of 1933, as amended, or under various state securities laws or without an exemption from such registration requirements. Unless the shares/OP Units to be issued under the Plan have been registered and/or qualified as appropriate, the Company shall be under no obligation to issue shares of Company Common Stock or OP Units upon exercise of an Award unless and until such time as there is an appropriate exemption available from the registration or qualification requirements of federal or state law as determined by the Administrator in its sole discretion. The Administrator may require any person who is granted an Award hereunder to agree with the Company to represent and agree in writing that if such shares are issuable under an exemption from registration requirements, the shares/OP Units will be “restricted” securities which may be resold only in compliance with applicable securities laws, and that such person is acquiring the shares/OP Units issued upon exercise of the Award for investment, and not with the view toward distribution.
9.05    General Restriction. Notwithstanding anything to the contrary herein, the Company shall have no obligation or liability to deliver any shares of Company Common Stock or OP Units under the Plan or to make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws, rules and regulations, including, without limitation, the Securities Act of 1933, as amended, and the Exchange Act.
9.06    Non-Exclusivity of the Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock, OP Units or options otherwise than under the Plan.
9.07    Captions. The captions (i.e., all section headings) used in the Plan are for convenience only, do not constitute a part of the Plan, and shall not be deemed to limit, characterize or affect in any way any provisions of the Plan, and all provisions of the Plan shall be construed as if no captions have been used in the Plan.
9.08    Severability. Whenever possible, each provision in the Plan and every Award Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of the Plan or any Award Agreement shall be held to be prohibited or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of the Plan and every Award Agreement shall remain in full force and effect.

9.09    No Strict Construction. No rule of strict construction shall be implied against the Company, the Administrator, or any other person in the interpretation of any of the terms of the Plan, any Award granted under the Plan or any rule or procedure established by the Administrator.
9.10    Choice of Law. All determinations made and actions taken pursuant to the Plan shall be governed by the laws of Michigan and construed in accordance therewith.
9.11    Section 409A of the Code. The Company intends for the Awards granted under the Plan to be excluded from coverage under Section 409A of the Code. If, however, the Administrator determines that a Participant would be subject to the additional 20% tax imposed by Section 409A of the Code as a result of failure to meet the requirements of Section 409A, the Participant may exercise an Award prior to the exercise date stated in the Award Agreement to the extent necessary to pay the aggregate Federal Insurance Contributions Act (FICA) tax and any income tax in accordance with Section 1.409A-3(j)(4) of the Treasury regulations.

SUN COMMUNITIES, INC.
ATTN: Investor Relations
27777 FRANKLIN ROAD, SUITE 200
SOUTHFIELD, MI 48034

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/16/2018 for shares held directly and by 11:59 P.M. ET on 05/14/2018 if you are a participant in the Sun Communities, Inc. 401(k) Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/16/2018 for shares held directly and by 11:59 P.M. ET on 05/14/2018 if you are a participant in the Sun Communities, Inc. 401(k) Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

Nominees	**For**	**Against**	**Abstain**
1A Gary A. Shiffman	☐	☐	☐
1B Meghan G. Baivier	☐	☐	☐
1C Stephanie W. Bergeron	☐	☐	☐
1D Brian M. Hermelin	☐	☐	☐
1E Ronald A. Klein	☐	☐	☐
1F Clunet R. Lewis	☐	☐	☐
1G Arthur A. Weiss	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	**Against**	**Abstain**
2. Ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.	☐	☐	☐
3. To approve, by non-binding vote, executive compensation.	☐	☐	☐
4. To approve the First Amendment to Sun Communities, Inc. First Amended and Restated 2004 Non-Employee Director Option Plan to increase the number of shares authorized under the plan.	☐	☐	☐

NOTE: The appointed proxies are authorized to vote upon all matters incidental to the conduct of the Annual Meeting and such other business as may properly come before the Annual Meeting in accordance with their best judgment.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	**No**
Please indicate if you plan to attend this meeting	☐	☐

R1.0.1.17
0000369968_1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com .

SUN COMMUNITIES, INC.
Annual Meeting of Stockholders
May 17, 2018 11:00 AM EDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Gary A. Shiffman and Karen J. Dearing, or either of them, as attorneys and proxies of the undersigned stockholder, with full power of substitution, to vote on behalf of the undersigned and in his or her name and stead, all shares of the common stock of Sun Communities, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Company's Annual Meeting of Stockholders to be held at 27777 Franklin Road, Suite 100, Southfield, Michigan 48034 on Thursday, May 17, 2018 at 11:00 a.m. EDT, and at any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000369968_2 R1.0.1.17